LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (together with all schedules, riders and exhibits annexed hereto from time to time, this “Agreement”) is entered into this 28th day of June, 2013 among ALOSTAR BANK OF COMMERCE, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama (“Lender”), LAKELAND INDUSTRIES, INC., a Delaware corporation (“Lakeland US”), and LAKELAND PROTECTIVE WEAR INC., a Canadian corporation (“Lakeland Canada”; Lakeland US and Lakeland Canada are sometimes referred to herein individually as a “Borrower” and collectively as “Borrowers”). All schedules, riders and exhibits annexed hereto are incorporated herein and made a part hereof.

SECTION 1.          Definitions

1.1           Defined Terms. When used in this Agreement or in any schedule or rider hereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account Debtor” means a Person obligated to pay an Account.

“Accounts Formula Amount” means, on any date of determination thereof, an amount equal to the percentage set forth in Item 1 of the Terms Schedule (or such lesser percentage as Lender may in its reasonable credit judgment determine from time to time; it being agreed that, without limiting the generality of the foregoing, Lender may decrease such percentage by 1% for each percentage point that dilution of Accounts, as determined by Lender in its reasonable credit judgment, exceeds 5%) of the net amount (or, with respect to Eligible Accounts denominated in Canadian Dollars, the US Dollar Equivalent of such net amount) of Eligible Accounts on such date. As used herein, the phrase “net amount of Eligible Accounts” shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or Taxes at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.

“Affiliate” means a Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT Act.

“Applicable Variable Rate” shall have the meaning given to it in Item 8(a) of the Terms Schedule.

“Authorized Officer” means each Senior Officer, each person identified in Item 2 of the Terms Schedule (if any), and each other person designated in writing by a Borrower to Lender as an authorized officer to make requests for Loans or other extensions of credit hereunder.

“Availability” means, on any date, the amount that Borrowers are entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrowers) is subtracted from the Borrowing Base on such date. If the amount outstanding is equal to or greater than the Borrowing Base, then there shall be no Availability.

“Availability Reserve” means, on any date of determination thereof, an amount equal to the sum of the following (without duplication): (a) the Inventory Reserve; (b) (i) the aggregate amount of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic, carrier, customs broker or other Person who is in possession of any Collateral or has asserted or is able to assert any Lien or claim thereto and (ii) any Availability Reserve established pursuant to Section 5.1(a) or any other provision of this Agreement or any Rider hereto; (c) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (d) additional reserves described in Item 3 of the Terms Schedule (if any); (e) the amount of any outstanding Bank Product Obligations owing to Lender or any Affiliate of Lender; (f) the aggregate amount of Priority Payables; and (g) such additional reserves, in such amounts and with respect to such matters, as Lender in its reasonable credit judgment may elect to impose from time to time.

“Bank Products” means any one or more of the following types of products, services or facilities extended to one or more Borrowers by Lender or any Affiliate of Lender (whether or not in reliance on Lender’s agreement to indemnify such Affiliate): (i) commercial credit or debit cards; (ii) merchant card services; (iii) cash management services for operating, collections, payroll and trust accounts of one or more Borrowers that are provided by Lender or any of its Affiliates, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services; (iv) products consisting of interest rate protection agreements, foreign currency exchange agreements, forward contracts, currency swap agreements, commodity price protection agreements for other interest or currency exchange rate or commodity price hedging arrangements; (v) equipment leasing arrangements between one or more Borrowers and Lender or any Affiliate of Lender; and (vi)  such other banking products or services provided by Lender or any Affiliate of Lender as may be requested by any Borrower, other than Letters of Credit.

“Bank Product Obligations” means all indebtedness or other obligations arising out of or relating in any way to Bank Products.

“Bankruptcy Code” means title 11 of the United States Code.

“Bill of Lading” shall have the meaning given to the term “bill of lading” in Section 1-201(6) of the UCC.

“Borrower Agent” means Lakeland US in its capacity as agent for all Borrowers pursuant to Section 2.13.

“Borrowing Base” means, on any date of determination thereof, an amount equal to the lesser of: (a) the Maximum Revolver Facility Amount on such date and (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount on such date minus (ii) the Availability Reserve on such date. Notwithstanding the foregoing, the Dollar amount included in the Borrowing Base based on the Accounts and Inventory of Lakeland Canada shall not exceed $2,000,000 (or the US Dollar Equivalent of such amount) in the aggregate at any time.

“Borrowing Base Certificate” means a certificate, substantially in the form requested by Lender, with appropriate insertions, to be submitted to Lender by Borrowers pursuant to this Agreement and certified as true and correct by a Senior Officer.

“Borrowers’ Books” means all of each Borrower’s books and records relating to its existence, governance, assets, liabilities or financial condition or any of the Collateral, including minute books; ledgers and records indicating, summarizing or evidencing such Borrower’s assets or liabilities; all information relating to such Borrower’s business operations; and all computer records, programs, discs or tape files, printouts, runs, and other information prepared or stored electronically, including the equipment or any website or third party storage provider containing or hosting such information.

“Business Day” means any day of the week, excluding Saturdays, Sundays, each day that is a legal holiday under the laws of the State of Georgia and each day on which Lender is otherwise closed for transacting business with the public.

“Canadian Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which a Borrower or any of its Subsidiaries, with respect to employees based in Canada, is a party or bound or in which their employees participate or under which a Borrower or any of its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any of their employees or former employees, their directors or officers, individuals working on contract with a Borrower or any of its Subsidiaries or other individuals providing services to a Borrower or any of its Subsidiaries of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons).

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Pension Plans” means all Canadian Benefit Plans which are required to be registered under Canadian provincial or federal pension benefits standards legislation.

“Canadian Security Agreement” means the security agreement entered into by Lakeland Canada in favor of Lender dated on or about the date hereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, enactment, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any governmental authority. For the avoidance of doubt, “Change in Law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directions issued thereunder or in connection therewith or in implementation thereof regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means that: (a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of the Equity Interests of Lakeland US (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of Lakeland US entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Lakeland US; (b) without the prior written consent of Lender (which shall not be unreasonably withheld), any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Lakeland US or control over the Equity Interests of such Person entitled to vote for members of the board of directors of Lakeland US on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests; (c) during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the board of directors of Lakeland US such that a majority of the members of such board of directors are not Continuing Directors; or (d) Lakeland US fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Borrower and each other Obligor.

“Closing Date” means the date on which the initial Loan is funded hereunder.

“Collateral” means all of the property and interests in property described in Section 4.1 of this Agreement, all property described in the Mortgages and any of the other Security Documents as security for the payment or performance of any of the Obligations, and all other property and interests in property that now or hereafter secure (or are intended to secure) the payment or performance of any of the Obligations.

“Collections Account” means any Deposit Account maintained by a Borrower at a bank or other financial institution to which collections, deposits and other payments on or with respect to the Collateral are to be made pursuant to the terms hereof and in respect of which only Lender shall have access to withdraw or otherwise direct the disposition of the funds on deposit therein.

“Commitment Termination Date” means the date that is the sooner to occur of (a) the last day of the Term or (b) the date on which the Commitments are terminated pursuant to Section 3.2.

“Commitments” means all commitments and other undertakings of Lender in this Agreement to make Loans or other extensions of credit to or for the benefit of one or more Borrower in accordance with the terms of this Agreement and of the other Loan Documents.

“Compliance Certificate” means a Compliance Certificate, in the form of Exhibit B attached hereto to Lender, with appropriate insertions, to be submitted to Lender by Borrowers pursuant to this Agreement and certified as true and correct by a Senior Officer.

“Continuing Director” means (a) any of Duane W. Albro, Christopher J. Ryan, Alfred John Kreft, Stephen M. Bachelder, Thomas McAteer, Douglas B. Benedict, or James M. Jenkins, which constitute the members of the board of directors of Lakeland US who are directors of Lakeland US on the Closing Date, or the director designated by Junior Lender pursuant to the Junior Lender Loan Documents, and (b) any individual who becomes a member of the board of directors of Lakeland US after the Closing Date if such individual was approved, appointed or nominated for election to the board of directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of Lakeland US and whose initial assumption of office resulted from such contest or the settlement thereof.

“Credit Support” means any guaranty, indemnity, security or other assurance of payment or performance provided by Lender to induce a Person to extend credit to or for the benefit of any Obligor, including the issuance of any Letter of Credit by such Person for the account of any Obligor.

“Debt” means, as applied to a Person, without duplication: (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including capitalized lease obligations; (b) all contingent obligations of such Person; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrowers (without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under any relevant incorporating statute), rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief applicable laws of the United States, Canada or other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Deposit Account Control Agreement” means a deposit account control agreement among one or more Borrowers, Lender and the financial institution named therein, pursuant to which Lender shall have obtained “control” (as contemplated by Section 9-104 of the UCC or as defined in the Securities Transfer Act (Ontario), as applicable) of such deposit account.

“Disbursement Account” means any Deposit Account maintained by a Borrower with a financial institution for the purpose of receiving and disbursing the proceeds of Loans made pursuant hereto.

“Disclosure Schedule” means the Disclosure Schedule annexed hereto.

“Distribution” means, in respect of any entity, (a) any payment of dividends or other distributions on Equity Interests of the entity (except distributions consisting of such Equity Interests) and (b) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or an Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Early Termination Fee” means a fee to be paid by Borrowers to Lender pursuant to Items 4 and 9(a)(iv) of the Terms Schedule.

“Eligible Account” means an Account of a Borrower which arises in the Ordinary Course of Business of such Borrower from the sale of goods, is payable in Dollars or Canadian Dollars, is subject to Lender’s duly perfected Lien, and is deemed by Lender, in its reasonable credit judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (a) it arises out of a sale made by a Borrower to a Subsidiary or an Affiliate of such Borrower or to a Person controlled by an Affiliate of any Borrower; (b) it is due or unpaid for more than 60 days after the original due date shown on the applicable invoice with respect to such Account; (c) it is unpaid more than 90 days after the original invoice date with respect to such Account (or 120 days after the original invoice date with respect to Accounts on extended terms, to the extent the same are clearly noted on the most recent Borrowing Base Certificate delivered to Lender); (d) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (e) the total unpaid Accounts of any Account Debtor exceed 20% of the aggregate amount of all Accounts, in each case, to the extent of such excess; (f) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (g) the Account Debtor is also any Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to any Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (h) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (i) the Account Debtor is not or has ceased to be Solvent; (j) it arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or Canada or that has its principal office, assets or place of business outside the United States or Canada, except to the extent that the sale is supported or secured by a letter of credit or credit insurance that is acceptable in all respects to Lender and duly assigned to Lender; (k) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (l) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and applicable law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (m) the Account Debtor is located in a state in which the applicable Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (n) the Account is subject to a Lien other than in favor of Lender; (o) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (p) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (q) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (r) any Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account or which are otherwise clearly noted on the most recent Borrowing Base Certificate delivered to Lender; (s) any Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or (t) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing.

“Eligible In-Transit Inventory” means Inventory which is owned by a Borrower (other than packaging or shipping materials, labels, samples, display items, bags, replacement parts and manufacturing supplies) which would constitute Eligible Inventory but for the fact that such Inventory is in transit to a location of a Borrower in the United States and which Lender, in its reasonable credit judgment, deems to be Eligible In-Transit Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible In-Transit Inventory unless: (a) title to such Inventory has passed to such Borrower; (b) the applicable Borrower shall have paid the full purchase price for such Inventory to the applicable vendor, including all shipping and related charges (or, with respect to Inventory purchased from any Affiliate of such Borrower, such Affiliate has executed an agreement in favor of Lender and in form and substance reasonably acceptable to Lender in which such Affiliate waives all rights of an unpaid seller with respect to such Inventory) and such vendor has no right under any applicable law or pursuant to any document or agreement relating to such Inventory to reclaim, divert the shipment of, stop delivery of or otherwise assert any Lien rights or title retention with respect to, such Inventory; (c) such Inventory is in the possession and control of a third-party shipping company that is independent of the seller thereof; (d) unless and until the Real Estate Conditions are satisfied, such Inventory is evidenced by a tangible Bill of Lading that (i) is an ocean Bill of Lading, (ii) names a Borrower, and only a Borrower (or, following the request of Lender while an Event of Default exists, names Lender and only Lender), as consignee, (iii) is located in the in the United States and in possession of a customs broker that is a party to an Imported Goods Agreement or, following the request of Lender, in the possession of Lender; (iv) is issued either by a common carrier which is not an Affiliate of the applicable vendor or any Borrower; (v) covers only such in-transit Inventory; (vi) names Lender as a notify party and bears a conspicuous notation on its face of Lender’s security interest therein (unless such Bill of Lading is a Negotiable Bill of Lading issued to the order of Lender); (vii) is subject to Lender’s duly perfected, first-priority security interest and no other Lien that is not a Permitted Lien; and (viii) is otherwise in form and content reasonably acceptable to Lender; (e) such Inventory is fully insured with such insurance companies, in such amounts and subject to such deductibles as are reasonably satisfactory to Lender and with respect to which Lender has been named a loss payee; (f) unless and until the Real Estate Conditions are satisfied, the applicable Borrower has engaged an independent customs broker or other agent with respect to such Inventory, and such customs broker or other agent and the applicable Borrower(s) shall have executed and delivered to Lender an Imported Goods Agreement in form and substance reasonably acceptable to Lender; (g) unless and until the Real Estate Conditions are satisfied, the applicable Borrower and the applicable customs broker or other agent are in full compliance with the terms and conditions of the applicable Imported Goods Agreement; (h) such Inventory shall not have been in transit for more than 60 days; and (i) Lender is otherwise satisfied in its reasonable discretion with all aspects of the arrangement among the applicable Borrower, the shipping company and all other carriers, the seller of such Inventory and any customs broker or other agent of the applicable Borrower involved in the procurement of such Inventory. For the avoidance of doubt, (x) no Inventory which is in transit from a Borrower to any customer, any Subsidiary or any other Person shall constitute Eligible In-Transit Inventory or Eligible Inventory, (y) no Inventory which is in transit to any location of any Borrower in Canada shall constitute Eligible In-Transit Inventory or Eligible Inventory, and (z) no Inventory shall simultaneously constitute both Eligible In-Transit Inventory and Eligible Inventory.

“Eligible Inventory” means Inventory which is owned by a Borrower (other than packaging or shipping materials, labels, samples, display items, bags, replacement parts and manufacturing supplies) and which Lender, in its reasonable credit judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (a) it is raw materials or finished goods; (b) it is owned by a Borrower and it is not held by any Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (c) it is in good, new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) it is not slow-moving, obsolete or unmerchantable and is not goods returned to any Borrower by or repossessed from an Account Debtor; (e) it meets all standards imposed by any governmental authority and does not constitute hazardous materials under any Environmental Law to the extent such goods can be transported or sold only with licenses or permits that are not readily available; (f) it conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (g) it is at all times subject to Lender’s duly perfected, first priority security interest and no other Lien, other than Permitted Liens in favor of Junior Lender; (h) it is in a Borrower’s possession and control at a location in compliance with this Agreement, is not in transit or outside the continental United States or Canada and is not consigned to any Person; (i) it is not the subject of a negotiable warehouse receipt or other negotiable document; (j) it has not been sold or leased and no Borrower has received any deposit or downpayment in respect thereof in anticipation of a sale, and (k) it is not subject to reclamation rights asserted by the supplier of such Inventory.

“Environmental Laws” means all federal, state, provincial, territorial, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether now or hereafter in effect, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Toxic Substances Act, and the Resource Conservation and Recovery Act.

“Equity Interest” means the interest of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means the occurrence of any one of the events set forth in Section 10.

“Exchange Rate” means on any day with respect to any currency the rate at which such currency may be exchanged into any other currency as set forth at approximately 11:00 a.m. (Atlanta, Georgia time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as Lender may reasonably select.

“Executive Order No. 13224” means executive order no. 13224 effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fees” means all fees payable pursuant to Section 2.4(a).

“Fiscal Year” means the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which is described in the Disclosure Schedule.

“Full Payment” means the full, final and indefeasible payment in full of all of the Obligations (or, in the case of any contingent Obligations, such as Letters of Credit, the cash collateralization of such contingent Obligations in a manner satisfactory to Lender and to the extent of 105% of the liquidated or estimated amount of such contingent Obligations); termination of the Commitments; and release by each Obligor (and by any representative of creditors of such Obligor in any Insolvency Proceeding of such Obligor) of any claims that such Obligor has or asserts to have against Lender or any of its Affiliates.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Rate” shall have the meaning given to it in Section 2.3(a).

“Guarantor” means individually, and “Guarantors” means collectively, each Person who at any time guarantees the payment or performance of any Obligations, including each Person listed on Item 5 of the Terms Schedule as a Guarantor.

“Guaranty” means each guaranty agreement at any time executed by a Guarantor with respect to any of the Obligations.

“Imported Goods Agreement” means an agreement among one or more Borrowers, Lender and a customs broker or other agent engaged by such Borrower (and reasonably acceptable to Lender) with respect to Inventory purchased from a Person located outside the United States, pursuant to which, among other things, the customs broker or other agent agrees, upon notice from Lender, to hold and dispose of the subject Inventory of which it has possession or control solely as directed by Lender.

“Indemnitees” means Lender, each Affiliate of Lender, and all officers, directors, employees and agents (including legal counsel) of Lender and each Affiliate of Lender.

“Indemnified Claim” means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with any of the Loan Documents, any applicable law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by any Indemnitee and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceedings or any appeals related thereto.

“Insolvency Proceeding” means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law (including any Debtor Relief Law), or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code, any Debtor Relief Law or other insolvency or debt adjustment law (whether state, provincial, federal or foreign), (b) the appointment of a receiver (or administrative receiver), trustee, liquidator administrator, conservator or other custodian for such Person or any part of its property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

“Intellectual Property” means any and all patents, copyrights, trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, uniform resource locators, web sites and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Inventory Formula Amount” means, on any date of determination thereof, an amount equal to the sum of (or, if applicable, the US Dollar Equivalent of such sum) (a) the percentage set forth in Item 6(a) of the Terms Schedule (or such lesser percentage as Lender may in its reasonable credit judgment determine from time to time) of the Value or NOLV (as applicable under Item 6(a) of the Terms Schedule) of Eligible Inventory on such date, plus (b) the lesser of (i) the sublimit set forth in Item 6(b) of the Terms Schedule with respect to in-transit Inventory, and (ii) the percentage set forth in Item 6(c) of the Terms Schedule (or such lesser percentage as Lender may in its reasonable credit judgment determine from time to time) of the Value or NOLV (as applicable under Item 6(c) of the Terms Schedule) of Eligible In-Transit Inventory on such date.

“Inventory Reserve” means such reserves as may be established from time to time by Lender in its reasonable credit judgment to reflect changes in the salability of any Eligible Inventory and/or Eligible In-Transit Inventory in the Ordinary Course of Business or such other factors as may negatively impact the value of any Eligible Inventory and/or Eligible In-Transit Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns.

“Junior Lender” means LKL Investments, LLC, a Delaware limited liability company.

“Junior Lender Loan Documents” means that certain Loan and Security Agreement dated on or about the date hereof among Borrowers and Junior Lender, together with each note, guaranty, security agreement, pledge agreement, mortgage, deed of trust, warrant and all other agreements, documents, and instruments executed and/or delivered in connection with such Loan and Security Agreement from time to time.

“Junior Lender Subordination Agreement” means that certain Subordination and Intercreditor Agreement dated on or about the date hereof among Borrowers, Lender and Junior Lender.

“Lakeland Argentina” means Lakeland Argentina SRL, an Argentinian corporation.

“Lakeland Brazil” means Lakeland Brazil, S.A., a Brazilian corporation formerly known as Qualytextil, S.A.

“Lakeland Brazil Cash Collateral” means cash collateral provided by one or more Borrowers to Lender from time to time in connection with certain liabilities of Lakeland Brazil for which one or more Borrowers may also be liable.

“Lakeland Brazil Cash Collateral Account” means a deposit account maintained with Lender with respect to the Lakeland Brazil Cash Collateral.

“Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by Borrowers under this Agreement or any of the other Loan Documents which are paid or advanced by Lender; (b) filing, recording, publication and search fees paid or incurred by Lender, including all recording taxes and indebtedness taxes; (c) the costs, fees (including reasonable attorneys’ and paralegals’ fees) and expenses incurred by Lender (i) to inspect, copy, audit or examine any Borrower or any of Borrowers’ Books or inspect, verify, count or appraise any Collateral; (ii) to correct any Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced; (iii) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated; (iv) in collecting any Accounts or Payment Intangibles or recovering any of the Obligations; (v) in structuring, drafting, reviewing, implementing or preparing any of the Loan Documents and any amendment, modification or waiver of this Agreement or any of the other Loan Documents; (vi)  in defending the validity, priority or enforceability of Lender’s Liens; and (vii) in monitoring or seeking any relief in any Insolvency Proceeding involving an Obligor; and (d) all other costs and expenses incurred by Lender and described in Section 2.4(b).

“Letter of Credit” means a standby letter of credit issued by Lender or an Affiliate of Lender or by another Person in reliance (in whole or in part) upon Credit Support provided by Lender.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract, including any hypothec, hypothecation, deed of trust, deemed trust, deposit arrangement, consignment or bailment for security purposes. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose hereof, each Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Lien Waiver/Access Agreement” means an agreement in favor of Lender providing for the waiver or subordination of Liens from any lessor, mortgagee, warehouse operator, processor, customs broker, carrier, or other Person that may have lienholders’ enforcement rights with respect to any Collateral, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Lender’s Liens and shall assure Lender’s access to any Collateral in such Person’s possession for the purpose of allowing Lender to enforce its rights and Liens with respect to such Collateral.

“Loan” means an advance of money made by Lender to any Borrower pursuant to the terms of this Agreement, including any Rider.

“Loan Documents” means, collectively, this Agreement, each Note, the Security Documents, Lien Waiver/Access Agreements, and any other agreements entered into between Lender and any Obligor in connection with this Agreement or to evidence or govern the terms of any of the Obligations, including letter of credit agreements, mortgages, deeds of trust, guaranties, assignments, pledge agreements, subordination agreements, agreements relating to Bank Products, and any and all other documents, agreements, certificates and instruments executed and/or delivered by any Obligor pursuant hereto or in connection herewith.

“Lockbox Agreement” means each agreement between one or more Borrowers and a bank concerning the establishment of the lockbox and related bank Deposit Account for the collection of and remittance to Lender of payments received with respect to the Accounts.

“Margin Stock” shall have the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Agreement” means any agreement, instrument or arrangement to which any Borrower or any Subsidiary is a party for which default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained therein could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time could be reasonably expected to have, a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of Obligors, taken as a whole; (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other material Loan Documents; (c) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (d) materially impairs the ability of any Obligor to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (e) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon the Collateral in accordance with the Loan Documents or applicable law.

“Maximum Revolver Facility Amount” means an amount equal to the amount shown on Item 7 of the Terms Schedule.

“Money Borrowed” means, as applied to any Obligor, without duplication: (a) Debt arising from the lending of money by any other Person to such Obligor; (b) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property; (c) Debt under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; (d) reimbursement obligations with respect to letters of credit or guarantees relating thereto; and (e) Debt of such Obligor under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (a) through (d) hereof, if owed directly by such Obligor.

“Mortgage” means a mortgage, deed of trust or deed to secure debt by a Borrower or any other Obligor in favor of Lender which secures all or any part of the Obligations.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Negotiable Bill of Lading” means a Bill of Lading that is “negotiable” within the meaning of Article 7 of the UCC.

“NOLV” means, as to any property, the expected dollar amount to be realized at an orderly negotiated sale of such property, net of operating expenses, liquidation expenses, and commissions, as determined by Lender from time to time based on the most recent Qualified Appraisal of such property.

“Note” means a promissory note executed by one or more Borrowers at Lender’s request to evidence any of the Obligations, including the Revolver Note.

“Obligations” means all Debts, liabilities, obligations, covenants, and duties at any time or times owing by one or more Borrowers to Lender of any kind and description, whether incurred pursuant to or evidenced by any of the Loan Documents or pursuant to any other agreement between Lender and one or more Borrowers or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Loans, all Bank Product Obligations, all Fees, all obligations of each Borrower under any indemnification of Lender, all obligations of each Borrower to reimburse Lender in connection with any Letter of Credit or bankers acceptances, all obligations of each Borrower to reimburse Lender for any Credit Support, and all Lender Expenses. Without limiting the generality of the foregoing, the term “Obligations” shall include all Debts, liabilities and obligations incurred by each Borrower to Lender in any bankruptcy case of any Borrower and any interest, fees or other charges accrued in any such bankruptcy case, whether or not any such interest, fees or other charges are recoverable from any Borrower or its estate under 11 U.S.C. §506.

“Obligor” means each Borrower, each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Lender a Lien upon any of such Person’s assets to secure payment of any of the Obligations.

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organic Documents” means, with respect to any entity, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Overadvance” shall have the meaning given to it in Section 2.1(c).

“Permitted Asset Disposition” means a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) of a Borrower or a Subsidiary, including a disposition of property of a Borrower or a Subsidiary in connection with a sale-leaseback transaction or synthetic lease, in each case only if such disposition (a) consists of the sale of Inventory of such Borrower or Subsidiary in the Ordinary Course of Business of such Borrower or Subsidiary; (b) is a disposition of Equipment permitted by Section 5.4(b) (which shall, for purposes of this definition, include Subsidiaries as if they were Borrowers); (c) arises solely from a termination of a lease of real or personal property that is not necessary in an Obligor’s Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from such Obligor’s default or failure to perform under such lease, or (d) sale of the assets of Lakeland Brazil, the assets of QingDao Lakeland Protective Products, Co., Ltd., and the assets held for sale in India, in any such case on terms and conditions reasonably acceptable to Lender.

“Permitted Holder” means each of Christopher J. Ryan, Stephen M. Bachelder, Duane W. Albro, Alfred John Kreft, Thomas McAteer, James M. Jenkins, Douglas B. Benedict, Gary Pokrassa, and Charles D. Roberson.

“Permitted Lien” means any of the following: (a) Liens at any time granted in favor of Lender; (b) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (c) statutory Liens (excluding any Lien for Taxes) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, but only if and for so long as payment in respect of such Liens is not at the time required or the Debt secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of such Borrower or such Subsidiary and do not materially impair the use thereof in the operation of such Borrower’s or such Subsidiary’s business; (d) purchase money Liens securing Debt incurred for the purchase of fixed assets, provided that such Liens are confined to the property so acquired and secure only the Debt incurred to acquire such property; (e) Liens arising from the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien is in existence for less than 30 consecutive days after it first arises or the judgment is being Properly Contested and is at all times junior in priority to any Liens in favor of Lender; (f) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on payment items in the course of collections; (g) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrowers’ cash on hand at the Closing Date or the proceeds of Loans made on the Closing Date; (h) so long as the Junior Lender Subordination Agreement remains in full force and effect, Liens in favor of Junior Lender; (i) liens on amounts deposited in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance, social security and other similar laws; and (j) such other Liens as appear on the Disclosure Schedule, to the extent provided therein.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a governmental authority.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by a Borrower for employees or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

“PPSA” shall mean the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian federal, provincial or territorial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean, as to Lakeland Canada at any time, (a) the full amount of the liabilities of such Borrower at such time which (i) have a trust imposed to provide for payment or a Lien ranking or capable of ranking senior to or pari passu with Liens securing the Obligations under applicable Canadian law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under applicable Canadian law; including claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, harmonized sales tax, goods and services tax, excise tax, provincial and territorial sales taxes, and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, severance pay, workers’ compensation obligations, government royalties or pension fund obligations, and (b) at any time that an Event of Default exists, the amount equal to Availability arising from Inventory which is subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any similar Canadian law granting revendication or similar rights to unpaid suppliers.

“Properly Contested” means, in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Obligor; (d) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is at all times stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

“Qualified Appraisal” means an appraisal conducted in a manner and with such scope and using such methods as are reasonably acceptable to Lender by an appraiser selected by, or acceptable to, Lender, the results of which are reasonably acceptable to Lender in all respects.

“Real Estate Conditions” means each of the following with respect to the real property of Lakeland US located at 202 Pride Lane, 3420 Valley Avenue, and 201 Pride Lane SW, Morgan County, Decatur, Alabama 35603 (collectively, the “Alabama Real Estate”), each of which must be satisfied in a manner and pursuant to documentation acceptable to Lender in its Permitted Discretion:

(a)          Lender shall have received a duly recorded Mortgage with respect to the Alabama Real Estate and a lender’s title insurance policy with respect thereto (which such endorsements as Lender may reasonably require);

(b)          Lender shall have received an opinion of Alabama counsel to Lakeland US opining as to such matters with respect to the Mortgage and related documentation for the Alabama Real Estate as Lender may reasonably require; and

(c)          Lender shall have received a Qualified Appraisal with respect to the Alabama Real Estate which indicates a fair market value of at least $2,000,000.

“Revolver Note” means the Amended and Restated Revolver Note to be executed by Borrowers in favor of Lender in the form of Exhibit A attached hereto, which shall be in the face amount of the Maximum Revolver Facility Amount and which shall evidence all Revolver Loans made by Lender to Borrowers pursuant to this Agreement.

“Rider” means any Rider to this Agreement from time to time.

“Schedules” means the Terms Schedule and the Disclosure Schedule.

“Security Documents” means each instrument or agreement now or at any time hereafter securing or assuring payment of the whole or any part of the Obligations, including the Canadian Security Agreement and each Mortgage, Guaranty, Deposit Account Control Agreement, Stock Pledge Agreement and Lockbox Agreement.

“Senior Officer” means, on any date, any person occupying any of the following positions with any Borrower: the chairman of the board of directors, president, chief executive officer, chief financial officer, treasurer or secretary of such Borrower.

“Solvent” means, as to any Person, such Person (a) owns property whose fair salable value is greater than the amount required to pay all of such Person’s debts (including contingent, subordinated, unmatured and unliquidated liabilities), (b) owns property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured, (c) is able to pay all of its debts as such debts mature, (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or an “insolvent person” within the meaning of Section 1 of the Bankruptcy and Insolvency Act (Canada), and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries. As used herein, the term “fair salable value” of a Person’s assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions. All rights of subrogation, contribution and indemnity of Laidlaw, Adams & Peck, Inc. shall be considered in determining such whether such Person is Solvent.

“Stock Pledge Agreement” means any stock pledge agreement or similar agreement by any Borrower or any Subsidiary in favor of Lender in which any Equity Interests are pledged as security for all or any part of the Obligations.

“Subordinated Debt” means (a) indebtedness owed to Junior Lender pursuant to the Junior Lender Loan Documents, and (b) all of the other indebtedness owed by a Borrower to any Person the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a debt subordination agreement approved in writing by Lender in its discretion.

“Subsidiary” means any Person in which 50% or more of all Equity Interests (or 50% of all Equity Interests having a power to vote) is owned, directly or indirectly, by a Borrower, one or more other Subsidiaries of a Borrower or a Borrower and one or more other Subsidiaries.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including, without limitation, income, receipts, excise, property, capital, large corporations, sales, use, goods and services, harmonized sales, transfer, land transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other governmental authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender or its Affiliates.

“Terms Schedule” means the Terms Schedule annexed hereto.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Georgia from time to time or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“US Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars based on the Exchange Rate in effect on the Business Day of determination.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Value” means, with reference to the value of Eligible Inventory and Eligible In-Transit Inventory, value determined by Lender on the basis of the lower of cost or market of such Eligible Inventory and Eligible In-Transit Inventory, calculated on a first-in, first-out basis in accordance with GAAP.

1.2           Other Terms Defined in this Agreement. The following terms are defined in the applicable provisions of this Agreement:

CFC	Section 4.1
Default Rate	Section 2.3(a)
Governing Rate	Section 2.3(a)
Loan Account	Section 2.8
Overadvance	Section 2.1(c)
Revolver Loan	Section 2.1(a)
Schedule of Accounts	Section 5.2(a)
Term	Section 3.1

1.3           UCC Terms. All other capitalized terms contained in this Agreement and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC (or the PPSA, as applicable) to the extent the same are used or defined therein. Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC (or PPSA, as applicable): Accessions, Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Securities, Securities Account, Software and Supporting Obligation.

1.4           Accounting Terms. Unless otherwise specified herein, all terms of an accounting nature used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Borrowers and their Subsidiaries delivered to Lender prior to the Closing Date and using same method for inventory valuation as used in such audited financial statements, except for any changes required by GAAP.

1.5           Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all amendments of same and implementing regulations and any amendments of same and any successor statutes and regulations; to any instrument, agreement or other documents (including any of the Loan Documents) shall include all modifications and supplements thereto and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof and not prohibited by the terms of this Agreement; to any Person (including each Borrower or Lender) shall mean and include the successors and permitted assigns of such Person; to ”including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default first occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing. All calculations of value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars. Whenever in any provision of this Agreement Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of one or more Borrowers are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of any Borrower or (ii) the knowledge that a Senior Officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the officers, employee or agents of any Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

SECTION 2.         LOANS AND TERMS OF REPAYMENT

2.1           Revolver Loans.

(a)          Subject to all of the terms and conditions in this Agreement, Lender agrees to make advances to Borrowers (each a “Revolver Loan”) on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time the Maximum Revolver Facility Amount, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lender shall have no obligation to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all Revolver Loans then outstanding (together with the amount of any Revolver Loans for which a request is pending) exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base. The proceeds of Revolver Loans shall be used by Borrowers solely for one or more of the following purposes: (i) to satisfy any non-insider Debt owing on the Closing Date; (ii) to pay the Fees and transaction expenses associated with the closing of the transaction described herein; (iii) to pay any of the Obligations in accordance with this Agreement; and (iv) to make expenditures for other lawful purposes of Borrowers to the extent such expenditures are not prohibited by this Agreement or applicable law. In no event may any Revolver Loan proceeds be used to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Revolver Loans made by Lender and interest accruing thereon shall be evidenced by the records of Lender (including the Loan Account) and by the Revolver Note. The Revolver Loans shall bear interest as set forth in Section 2.3.

(b)          Whenever a Borrower desires to obtain funding of a Revolver Loan hereunder, such Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such borrowing request, which shall be in such form as may be required by Lender (provided that an email containing a pdf copy of such notice shall be sufficient) and signed by a Senior Officer. Such notice of borrowing shall be given by a Borrower no later than 2:00 p.m. on the Business Day of the requested borrowing at the office designated by Lender from time to time, and notices received by Lender after 2:00 p.m. shall be deemed received on the next Business Day. Each such notice of borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (A) the principal amount of the borrowing, (B) the date of borrowing (which shall be a Business Day), and (C) the account of a Borrower to which the proceeds of such borrowing are to be disbursed (it being agreed that Lender shall have no obligation to fund any Loan in any currency other than Dollars). Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (including any interest thereon) shall be deemed irrevocably to be a request (without any requirement for the submission of a notice of borrowing) for a Revolver Loan on the due date of and in an aggregate amount required to pay such Obligations and the proceeds of such Revolver Loan may be disbursed by way of direct payment of the relevant Obligations; provided, however, that Lender shall have no obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Overadvance exists or would result from such funding or when any applicable condition precedent set forth in Section 6 hereof is not satisfied, but Lender may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loans is funded on or after the Commitment Termination Date.

(c)          If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (such excess referred to as an “Overadvance”), such Revolver Loans shall nevertheless constitute Obligations that are secured by all of the Collateral and entitled to all the benefits of the Loan Documents. All Overadvances shall be payable on demand and shall bear interest as provided in Section 2.3 of this Agreement.

(d)          Each Borrower irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested, or deemed to be requested, pursuant to Section 2.1(b), as follows: (i) the proceeds of each Revolver Loan requested by any Borrower shall be disbursed by Lender in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from a Borrower, and in the case of each subsequent borrowing, by wire transfer to the Disbursement Account or such other bank account as may be agreed upon by any Borrower and Lender from time to time; and (ii) the proceeds of each Revolver Loan deemed requested by any Borrower shall be disbursed by Lender by way of direct payment of the relevant Obligation.

2.2         Payments.  (a) All payments with respect to any of the Obligations shall be made to Lender on the date when due, in immediately available funds, without any offset or counterclaim. Except where evidenced by a Note or other instrument issued or made by one or more Borrowers to Lender or its order specifically containing payment provisions that are in conflict with this Section 2.2 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the Obligations shall be due and payable as follows:

(i)          Principal payable on account of the Loans shall be payable by Borrowers, jointly and severally, to Lender immediately upon the earliest of (A) the receipt by Lender or any Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations are accelerated, and (C) the Commitment Termination Date; provided, however, that if an Overadvance shall exist at any time, Borrowers, jointly and severally, shall, on demand, repay the Obligations in accordance with Section 2.1(c) to the extent necessary to eliminate the Overadvance.

(ii)         Interest accrued on the principal balance of the Loans shall be due and payable on each of (A) the first day of each month, computed through the last day of the preceding month; (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations are accelerated; and (C) the Commitment Termination Date.

(iii)        The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers, jointly and severally, to Lender as and when provided in the Loan Documents, or, if the date of payment is otherwise not specified in the Loan Documents, on demand.

(b)          Whenever any payment of any of the Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and, if the day for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended period of time.

(c)          To the extent that any Borrower makes a payment to Lender, or Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss of Lender, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds have not been made or received and any such enforcement or setoff had not occurred. The provisions hereof shall survive the Commitment Termination Date and Full Payment of the Obligations.

2.3          Interest Rates.

(a)          Except where otherwise provided in a Note or other instrument issued or made by one or more Borrowers to Lender or its order specifically containing interest rate provisions that are in conflict with this Section 2.3 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the principal balance of Revolver Loans and other Obligations outstanding from time to time shall bear interest from the respective dates such principal amounts are advanced or incurred until paid at the Governing Rate. “Governing Rate” means, on any date, a rate per annum equal to the greater of (i) the minimum interest rate floor set forth in Item 8(c) of the Terms Schedule and (ii) the sum of (A) the Applicable Variable Rate in effect on such date plus (B) the interest margin set forth in Item 8(b) of the Terms Schedule. The Applicable Variable Rate shall be adjusted daily, with each change to the Applicable Variable Rate, with any adjustments to be effective as of the opening of business on the day that any change in the Applicable Variable Rate becomes effective. Upon and after the occurrence of an Event of Default and during the continuation thereof, the principal balance of the Obligations shall, at the election of Lender and without the necessity of declaring the Obligations immediately due and payable and without the necessity of providing any prior notice any Borrower, bear with interest at the rate (the “Default Rate”) equal to the lesser of (i) the Governing Rate in effect from time to time plus the default margin set forth in Item 8(d) of the Terms Schedule and (ii) the highest rate allowed by applicable law. The amount of any Overadvance shall bear interest at the Default Rate. All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purposes of this Agreement, whenever interest is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

(b)          The Applicable Variable Rate on the date hereof is the per annum rate set forth in Item 8(e) of the Terms Schedule, and therefore the rate of interest in effect hereunder with respect to Revolver Loans and other Obligations that bear interest at the Governing Rate, expressed in simple interest terms as of the date hereof, is the per annum rate set forth in Item 8(f) of the Terms Schedule.

2.4          Fees and Reimbursement of Expenses.

(a)          Borrowers shall pay to Lender the Fees set forth in Item 9(a) of the Terms Schedule and shall reimburse Lender for all reasonable costs and expenses incurred in connection with examinations of Borrowers’ Books and appraisals of the Collateral and such other matters as Lender shall deem reasonable and appropriate, as set forth in Item 9(b) of the Terms Schedule.

(b)          If, at any time or times regardless of whether or not any Event of Default then exists, Lender incurs out-of-pocket legal or accounting expenses or any other out-of-pocket costs or expenses in connection with the loan transaction described herein, including fees and expenses incurred in connection with: (i) the negotiation and preparation of any amendment of or modification of this Agreement or any of the other Loan Documents or documents evidencing or otherwise relating to any workout, restructuring or forbearance with respect to any Loan Documents or any Obligations; (ii) the administration of this Agreement or any of the Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding (including any Insolvency Proceeding) or action (whether instituted by Lender, any Borrower or any other Person) in any way relating to the Collateral, this Agreement or any or the other Loan Documents or one or more Borrowers; or (iv) any attempt to enforce any rights of Lender against any Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including any Obligor; or (v) any consultations regarding any Loan Documents or preparation thereof, or financing extended thereunder; then all such reasonable legal and accounting expenses, other reasonable costs and out-of-pocket expenses of Lender shall be charged to Borrowers, shall be Obligations secured by all of the Collateral, shall be payable to Lender on demand, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time. Notwithstanding the foregoing, Borrowers shall not be obligated to reimburse Lender for costs and expenses incurred in connection with actions by Lender which a court of competent jurisdiction determines in a valid, final, non-appealable judgment to constitute gross negligence or willful misconduct of Lender.

(c)          All Fees shall be fully earned by Lender when due and payable and, except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration. All Fees provided for in this Section 2.4 are and shall be deemed to be for compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

2.5           Maximum Interest.   Regardless of any provision contained in this Agreement or any other Loan Document, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any other Loan Document and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law (including resulting in an amount or at a rate that would result in the receipt by Lender of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada)), which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. No agreements, conditions, provisions or stipulations contained in any of the Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive, in any event, interest or charges, amounts, premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to collectively as “Interest”) in excess of the maximum rate allowable under applicable law and in no event shall any Obligor be obligated to pay Interest exceeding such maximum rate, and all agreements, conditions, or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the maximum rate allowable under applicable law shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such maximum rate. If any Interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), each Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).

2.6           Borrowing Base Certificate; Authorizations.(a) Concurrent with each request for a Revolver Loan pursuant to Section 2.1 (other than a deemed request for a Revolver Loan pursuant to Section 2.1(b)), and at least once during each Borrowing Base Reporting Period (as defined in Item 10 of the Terms Schedule), Borrowers shall deliver to Lender a fully completed Borrowing Base Certificate certified by a Senior Officer of a Borrower as being true and correct. Concurrent with the delivery of the Borrowing Base Certificate, Borrowers shall provide a written report to Lender of all returns and all material disputes, claims and other deductions, together with sales and other reports and supporting information relating to the Accounts and Inventory, as required by Lender. Lender shall have the right to review and, in its reasonable judgment, adjust any calculations made in a Borrowing Base Certificate (i) to reflect Lender’s estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate last received by Lender prior to such date, as such Borrowing Base Certificate may be adjusted from time to time by Lender as authorized herein. If Borrowers fail to deliver to Lender the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in Section 2.1 or in any other Loan Document to the contrary, Lender may suspend honoring any requests for Revolver Loans until a current Borrowing Base Certificate is delivered to Lender.

(b)          Lender is hereby authorized to make Loans and other extensions of credit under this Agreement based on telecopied, electronically communicated or other instructions and transaction reports received from any individual believed to be an Authorized Officer of any Borrower, or, at the discretion of Lender, if such extensions of credit are necessary to satisfy any Obligations that are past due. Although Lender shall make a reasonable effort to determine the individual’s identity, Lender shall not be responsible for determining the authenticity of any such telecopied or electronically communicated instructions and Lender may act on the instructions of any individual whom Lender believes to be an Authorized Officer.

2.7           Collections. All payments by Borrowers to Lender with respect to the Accounts and other Collateral shall be forwarded by Borrowers to the Collections Account, provided that Borrowers shall establish a lockbox under the control of Lender to which all Account Debtors shall be directed to forward payments with respect to the Accounts. Lender shall have the right, at any time and whether or not an Event of Default exists, to contact directly any or all Account Debtors to ensure that payments on the Accounts are directed to Lender or to the lockbox. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. All payment items received by any Borrower with respect to the Accounts and other Collateral shall be held by such Borrower, as trustee of an express trust, for Lender’s benefit and shall not be commingled with any Borrower’s other funds and shall be deposited promptly by such Borrower to the Collections Account. All such payment items shall be the exclusive property of Lender upon the earlier of the receipt thereof by Lender or by any Borrower. Each Borrower hereby grants to Lender a Lien upon all items and balances held in any lockbox and the Collections Account as security for the payment of the Obligations, in addition to and cumulative with the general security interest in all other assets of each Borrower (including all Deposit Accounts) as provided elsewhere in this Agreement or any other Loan Document. Lender shall be entitled to apply immediately to the Obligations any wire transfer, check or other item of payment received by Lender, but interest shall continue accruing on the amount of such wire transfer, check or other payment item for the number of collection days set forth in Item 11 of the Terms Schedule after the date that the proceeds of such wire transfer, check or other payment item become good, collected funds.

2.8           Loan Account; Account Stated. Lender shall maintain in accordance with its usual and customary practices an account or accounts (collectively, the “Loan Account”) evidencing the Loans, including the amount of principal and interest payable to Lender from time to time hereunder. Any failure of Lender to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers under the Loan Documents to pay any amount owing to Lender. The entries made in the Loan Account shall constitute rebuttably presumptive evidence of the information contained therein, provided that if a copy of information contained in the Loan Account is provided to any Borrower or any other Obligor, or any Borrower or any other Obligor inspects the Loan Account, at any time or from time to time, then the information contained in the Loan Account shall be conclusive and binding on such Person for all purposes, absent manifest error, unless such Person notifies Lender in writing within 30 days after such Person’s receipt of such copy or such Person’s inspection of the Loan Account of its intention to dispute the information contained therein.

2.9           Application of Payments and Collections. Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of any Borrower, and each Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations in such manner as Lender may elect in its reasonable discretion. If as the result of collections of any Borrower’s Accounts or other proceeds of Collateral a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of any Borrower, but shall be available to Borrowers at any time or times for so long as-no Default or Event of Default exists.

2.10         All Loans to Constitute One Obligation. All Loans shall constitute one general joint and several obligation of Borrowers and shall be secured by Lender’s Liens upon all of the Collateral.

2.11         Capital Requirements. If either (a) the introduction of, or any Change in Law or the interpretation thereof or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, Lender as a consequence of, or with reference to, the credit facility or commitments hereunder, below the rate which Lender or such other corporation could have achieved but for such introduction, change or compliance, then within 5 Business Days after written demand by Lender, Borrowers shall pay Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender or such other corporation for such reduction. A certificate as to such amounts submitted to any Borrower by Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

2.12         Increased Costs.  If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender, (b) subject Lender to any Tax (whether directly or as a result of any withholding or deduction by a Borrower) with respect to any Loan or Loan Document or any payment in respect thereof or change the basis of taxation of payments to Lender in respect thereof, or (c) impose on Lender any other condition, cost or expense affecting any Loan or Loan Document, and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

2.13         Borrower Agent.  Lakeland US shall be deemed to constitute the “Borrower Agent” and, in that capacity, shall be authorized to act for and on behalf of each other Borrower, including for the purpose of requesting any Loans or other extensions of credit under the Loan Agreement and receiving proceeds of Loans and other extensions of credit for and on behalf of each other Borrower; and any Loan or other extension of credit funded to or at the direction of Borrower Agent shall be deemed made to and on behalf of all Borrowers.

2.14         Joint and Several Liability. Each Borrower shall be jointly and severally liable with each other Borrower for the payment and performance of all of the Obligations; shall be deemed to have separately made the representations and warranties set forth herein; shall be responsible jointly and severally with each other Borrower for all of the indemnities set forth in any of the Loan Documents; shall be responsible for discharging the covenants contained in each of the Loan Documents applicable to it; and shall be deemed separately to have granted (and does hereby grant), as security for the payment of the Obligations, a security interest in the types and items of its property constituting Collateral. Lender shall have the right to deal with any Authorized Officer of any Borrower with regard to all matters concerning the rights and obligations of Lender and the duties and liabilities of one or more Borrowers under the Loan Documents. All actions or inactions of the Authorized Officers and agents of any Borrower with regard to the transactions contemplated under any of the Loan Documents shall be deemed to be binding upon all Borrowers hereunder. Any Loans or other extensions of credit made to one Borrower shall be deemed to have been made to and for the benefit of all Borrowers, it being understood that Borrowers’ businesses are a mutual and collective enterprise, and Borrowers believe that the consolidation of all Loans under this Agreement will enhance the aggregate borrowing powers of each Borrower and ease the administration of their loan relationship with Lender, all to the mutual advantage of each Borrower. Notwithstanding the appointment of Lakeland US to serve as Borrower Agent, each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such appointing Borrower hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Obligations of Lakeland Canada, shall be several obligations and not joint or joint and several obligations.

2.15         Unconditional Nature of Liabilities.  Borrowers’ joint and several liability with respect to the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be unconditional irrespective of (a) the validity, enforceability, avoidance or subordination of any of the Obligations or of any document evidencing or securing any part of the Obligations, (b) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any Loan Documents, (d) the failure by Lender to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its right to, any of the Collateral or Lender’s release of any Collateral or its termination or release of any Liens upon any Collateral, (e) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (f) any amendment or modification of any of the Loan Documents or any waiver of a Default or Event of Default, (g) any increase in the amount of the Obligations beyond any limits imposed herein or any increase or decrease in the amount of any interest, fees or other charges payable in connection therewith, or (h) any other circumstances that might constitute a legal or equitable discharge or defense of any Obligor. Each Borrower shall be deemed to have waived any provision under applicable law that might otherwise require Lender to pursue or exhaust its remedies against any Collateral or Obligor before pursuing any Borrower or any other Obligor. Each Borrower consents that Lender shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.

2.16        Subordination.  Each Borrower subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other Obligor, and any successor or assign of the Obligor, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the full and final payment of all of the Obligations.

2.17       Waivers. Each Borrower hereby waives each of the following to the fullest extent permitted by law:

(a)          any defense based upon:

(i)          the lack of authority of a Borrower;

(ii)         the unenforceability, invalidity, illegality or extinguishment of all or any part of the Obligations, or any security or other guarantee for the Obligations or any failure of Lender to take proper care or act in a commercially reasonable manner in respect of any security for the Obligations or any collateral subject to the security, including in respect of any disposition of the Collateral or any set-off of a Borrower’s bank deposits against the Obligations; or

(iii)        any act or omission of a Borrower or any other person, including Lender, that directly or indirectly results in the discharge or release of a Borrower or any other Person or any of the Obligations or any security for the Obligations;

(b)          any right (whether now or hereafter existing) to require Lender, as a condition to the enforcement of all or any part of the Obligations:

(i)          to accelerate the Obligations or proceed and exhaust any recourse against a Borrower or any other Person;

(ii)         to realize on any security that it holds;

(iii)        to marshall the assets of either a Borrower or any other Obligor; or

(iv)         to pursue any other remedy that such Obligor may not be able to pursue itself and that might limit or reduce such Obligor’s burden;

(c)          presentment, demand, protest and notice of any kind including, without limitation, notices of default and notice of acceptance of a guarantee;

(d)          any claims, set-off or other rights that such Borrower may have against Lender, whether or not related to the transactions contemplated by this Agreement or any other Loan Document;

(e)          all suretyship defences and rights of every nature otherwise available under Ontario or Canadian law and the laws of any other jurisdiction, including the benefit of discussion and of division; and

(f)          all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of such Borrower under a guarantee.

2.18       Continuing Nature of Obligations.  Any Obligation hereunder or under any other Loan Document:

(a)          shall not be determined or affected, or Lender’s rights under this Agreement or any other Loan Document prejudiced by, the termination, compromise, reduction, extinguishment or disallowance of any of the Obligations by operation of law or otherwise, including without limitation, the bankruptcy, insolvency, winding-up, liquidation or dissolution of a Borrower or any change in the name, business, powers, capital structure, constitution, objects, organization, directors or management of a Borrower, with respect to transactions occurring either before or after such change; and

(b)          shall, without limiting any restriction on any :

(i)          bind the Person or Persons for the time being and from time to time carrying on the business now carried on by the Obligor, notwithstanding any reorganization of the such Obligor or the amalgamation of such Obligor with one or more other corporations;

(ii)         extend to the liabilities of the Person or Persons for the time being and from time to time carrying on the business now carried on by Borrowers notwithstanding any reorganization or merger of a Borrower or the amalgamation of a Borrower with one or more other corporations and all of such liabilities shall be included in the Obligations; and

(iii)        be unaffected by the manner in which the Lender may now or subsequently deal with the Borrowers or any other Obligor or any security (or any collateral subject to the security) or guarantee in respect of the Obligations.

SECTION 3.         TERM AND TERMINATION

3.1          Term.

All Commitments hereunder shall, subject to the satisfaction (or waiver by Lender in its discretion) of each condition set forth in Section 4 hereof, become effective on the date of this Agreement and shall expire at the close of business on the day specified in Item 12 of the Terms Schedule (the “Term”), unless sooner terminated as provided in Section 3.2 hereof.

3.2           Termination. At any time that an Event of Default exists, Lender may terminate the Commitments without notice, and all of the Commitments shall automatically terminate upon the occurrence of an Event of Default resulting from the commencement of an Insolvency Proceeding by or against any Borrower. Upon at least 30 days prior written notice to Lender, Borrowers may, at their option, terminate the Commitments; provided, however, no such termination of the Commitments by Borrowers shall be effective until Full Payment of the Obligations (including the Early Termination Fee). Any notice of termination given by any Borrower shall be irrevocable unless Lender otherwise agrees in writing. Borrowers may elect to terminate the Commitments in their entirety only. No section of this Agreement may be terminated by any Borrower singly.

3.3           Effect of Termination.  On the effective date of any termination of the Commitments, all Obligations (including the Early Termination Fee) shall become immediately due and payable without notice to or demand upon any Borrower and shall be paid to Lender in cash or by a wire transfer of immediately available funds. No termination of the Commitments shall in any way affect any of Lender’s rights or remedies hereunder, any of any Borrower’s duties or obligations hereunder (including each Borrower’s obligation to pay all of the Obligations (including the Early Termination Fee) on the effective date of such termination) or any Liens held by Lender.

SECTION 4.         CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  To secure the prompt payment and performance of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all personal property of such Borrower, including all of the following property and interests in property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located: all Accounts; all Goods, including all Inventory and Equipment (including Fixtures); all Instruments; all Chattel Paper; all Documents (including bills of lading); all General Intangibles, including Intellectual Property, Payment Intangibles and Software; all Deposit Accounts; all Investment Property (including all Securities and Securities Accounts, but excluding any Securities that constitute Margin Stock unless otherwise expressly provided in any Security Document and, in the case of Securities in a Subsidiary organized under a law other than a state of the United States or the District of Columbia, limited to 65% of such Securities); all Letter-of-Credit Rights; all Supporting Obligations; all Commercial Tort Claims; all monies now or at any time or times hereafter in the possession or under the control of Lender (including, without limitation, the Lakeland Brazil Cash Collateral, the Lakeland Brazil Cash Collateral Account, and all right, title and interest of each Borrower with respect to each of the foregoing); all Accessions to, substitutions for and replacements, products and cash and non-cash Proceeds of any of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and all of Borrowers’ Books.

Notwithstanding anything contained in this Agreement to the contrary, Lender shall not have a security interest in voting Equity Interests of any controlled foreign corporation (as that term is defined in the Internal Revenue Code (a “CFC”)), solely to the extent that (a) such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such CFC (provided, however, that Lender shall have a security interest in 100% of the Equity Interests of Lakeland Canada), and (b) pledging or hypothecating more than 65% of the total outstanding voting Equity Interests of such CFC would result in material adverse tax consequences; provided, that, the foregoing exclusion shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Borrower in or to (i) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interest (including any Accounts or Equity Interests), or (ii) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interest).

4.2           Other Collateral; Setoff.  Lender shall have, in addition to Liens upon the property of each Borrower described in Section 4.1, Liens upon all other property of each Borrower and each other Person as described in the Security Documents. All sums at any time standing to each Borrower’s credit balance on Lender’s books and all of each Borrower’s property at any time in Lender’s possession, or upon or in which Lender has a lien or security interest shall be security for all Obligations. In addition to and not in limitation of the above, with respect to any deposits of property of each Borrower in Lender’s possession or control, now or in the future, Lender shall have the right to set off all or any portion thereof, at any time, against any Obligations, even if unmatured, without prior notice or demand to any Borrower.

4.3           Continuation of Security Interest.  Notwithstanding termination of this Agreement or of Lender’s commitments to extend Loans hereunder, until all Obligations, contingent or otherwise, have been fully repaid and performed, Lender shall retain its security interest in all presently owned and hereafter arising or acquired Collateral, and Borrowers shall continue to immediately deliver to Lender, in kind, all collections received respecting the Accounts and other Collateral.

4.4           Perfection of Security Interest.  Promptly after Lender’s request therefor, each Borrower shall execute or cause to be executed and delivered to Lender such instruments, assignments, title certificates or other documents as are necessary under the UCC or other applicable law (including any motor vehicle certificates of title act) to perfect (or continue the perfection of) Lender’s Liens upon the Collateral and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by applicable law, each Borrower hereby irrevocably authorizes Lender to execute and file in any jurisdiction any financing statement or amendment thereto on such Borrower’s behalf, including financing statements that indicate the Collateral (i) as all assets or all personal property of such Borrower or words to similar effect or (ii) as being of equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 4. Each Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof.

4.5           Access to Borrowers’ Books and Computer Records.  Lender and its agents shall have the right to conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of the Collateral and each Borrower’s other property and books and records at any time or times hereafter, during such Borrower’s usual business hours, or during the usual business hours of any Obligor having control over any Collateral or the records of any Borrower, and with such frequency as Lender may request from time to time, with (a) when no Default or Event of Default is in existence, reasonable notice thereof and (b) when any Default or Event of Default is in existence, no notice thereof, and Borrowers shall provide Lender access to any such information stored online, together with access to any computer programs used by any Borrower to compile, analyze or otherwise manipulate such information. Borrowers shall pay the cost of such inspections, verifications, appraisals, and field examinations in accordance with Item 9(b) of the Terms Schedule. Each Borrower shall, at its expense, conduct physical inventories of its and its Subsidiaries’ Inventory with such frequency as Lender shall reasonably request from time to time and, before conducting any such physical inventory, shall provide reasonable written notice thereof to Lender and allow Lender or its agents to witness such physical inventory.

4.6           Power of Attorney.  Each Borrower hereby irrevocably makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender) as such Borrower’s true and lawful attorney with power:

(a)          To sign the name of such Borrower on any of the documents described in Section 4.4 or on any other similar documents that need to be executed, recorded and/or filed in order to perfect or continue perfected Lender’s Liens upon any of the Collateral, if such Borrower fails or refuses to comply, or delays in complying, with its undertakings contained in Section 4.4;

(b)          To endorse such Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession;

(c)          To sign such Borrower’s name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any invoice or bill of lading relating to any Account;

(d)          While an Event of Default exists, to do all things necessary to carry out this Agreement;

(e)          While an Event of Default exists, to notify the post office authorities to change the address for delivery of such Borrower’s mail to any address designated by Lender, to receive and open all mail addressed to such Borrower, and to retain all mail relating to the Collateral; and

(f)          To send requests for verification of Accounts, and to contact Account Debtors in any other manner in order to verify the Accounts.

The appointment of Lender as each Borrower’s attorney and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable so long as any Accounts in which Lender has a security interest remain unpaid or unfinished, as the case may be, and until all of the Obligations have been fully paid and performed. Each Borrower ratifies and approves all acts of the attorney. Neither Lender nor its employees, officers, or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

4.7          Commercial Tort Claims.

Each Borrower shall promptly notify Lender in writing upon such Borrower’s obtaining a Commercial Tort Claim after the Closing Date against any Person and, upon Lender’s written request, promptly enter into an amendment to this Agreement (or any of the other Loan Documents) and do such other acts or things deemed appropriate by Lender to confer upon Lender a security interest in each such Commercial Tort Claim.

SECTION 5.         COLLATERAL ADMINISTRATION

5.1          General Provisions.

(a)          All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at one or more of the business locations of Borrowers set forth in the Disclosure Schedule and shall not be moved therefrom, without the prior written approval of Lender, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrowers may (i) make sales or other dispositions of any Collateral to the extent not prohibited by Section 9.2 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States or Canada other than those shown on the Disclosure Schedule so long as Borrowers have given Lender at least 30 days’ prior written notice of such new location. Notwithstanding anything to the contrary contained in this Agreement, no Borrower shall be permitted to keep, store or otherwise maintain any Collateral at any location, unless (i) a Borrower is the owner of such location, (ii) a Borrower leases such location and the landlord has executed in favor of Lender a Lien Waiver/Access Agreement (or, if Lender agrees in its discretion, Lender has established an Availability Reserve with respect to such location), or (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, Lender has received from such warehouseman, bailee or processor an acceptable Lien Waiver/Access Agreement (or, if Lender agrees in its discretion, Lender has established an Availability Reserve with respect to such warehouseman, bailee or processor).

(b)          Borrowers shall maintain and pay for insurance upon all Collateral (including personal property and marine cargo coverage), wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. The Disclosure Schedule describes all property insurance of Borrowers in effect on the date hereof. All proceeds payable under each such policy shall be payable to Lender for application to the Obligations. Borrowers shall deliver the originals or certified copies of such policies to Lender with satisfactory lender’s loss payable endorsements reasonably satisfactory to Lender naming Lender as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrowers fail to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. For so long as no Event of Default exists, Borrowers shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrowers, provided that all proceeds thereof are applied in the manner specified in this Agreement, and Lender agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, Lender shall be authorized to settle, adjust and compromise such claims and Lender shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

(c)          All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any applicable law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers’ sole risk.

5.2           Administration of Accounts.

(a)          Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall request a sales and collections report for the preceding period, in form reasonably satisfactory to Lender. Borrowers shall also provide to Lender, on or before the 20th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Lender’s request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. Borrowers shall deliver to Lender, promptly upon Lender’s request, copies of invoices or invoice registers related to all of their Accounts.

(b)          If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts, allowances or credits, as the case may be to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $25,000 (or the US Dollar Equivalent of such amount) are in dispute between any Borrower and any Account Debtor, or if any returns are made in excess of $25,000 (or the US Dollar Equivalent of such amount) with respect to any Accounts owing from an Account Debtor, Borrowers shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy.

(c)          If an Account of any Borrower includes a charge for any Taxes payable to any governmental authority, Lender is authorized, in its discretion, to pay the amount thereof to the proper governmental authority for the account of Borrowers and to charge Borrowers therefor, provided that Lender shall be not liable for any Taxes that may be due by any Borrower.

(d)          Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower to verify the validity, amount or any other matter relating to any Accounts of each Borrower by mail, telephone, telegraph or otherwise. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process. Lender retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of each Borrower that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge to Borrowers the collection costs and expenses incurred by Lender, including reasonable attorneys’ fees.

5.3	Administration of Inventory.

(a)          Each Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Lender on or before the 20th day of each month inventory reports respecting such Inventory (including in-transit Inventory) in form and detail satisfactory to Lender as of the last day of the preceding month, or at such other times as Lender may request, but so long as no Default or Event of Default exists, no more frequently than once each week. Each Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with such Borrower’s historical practices and shall provide to Lender a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Lender shall request. Lender may participate in and observe each physical count or inventory, which participation shall be at Borrowers’ expense at any time that an Event of Default exists.

(b)          No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of such Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Overadvance; (iv) such Borrower promptly notifies Lender thereof if the aggregate value of all Inventory of Borrowers returned in any month exceeds $25,000 (or the US Dollar Equivalent of such amount); and (v) any payments received by any Borrower in connection with any such return are promptly turned over to Lender for application to the Obligations.

(c)          No Borrower shall acquire or accept any Inventory on consignment or approval, and each Borrower will use its best efforts to insure that all Inventory that is produced in the United States of America will be produced in accordance with the Fair Labor Standards Act. No Borrower shall sell or deliver any Inventory to any customer on approval or any other basis upon which the customer has a right to return or obligates any Borrower to repurchase such Inventory.

(d)          Each Borrower shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance with applicable standards of any insurance and in conformity with applicable law (including the requirements of the Fair Labor Standards Act) and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory is maintained or stored.

(e)          If any Inventory is in transit to the United States and is intended by any Borrower to be Eligible In-Transit Inventory, then, with respect to such Inventory: (i) all Bills of Lading and other documents of title in respect of such Inventory shall comply with the requirements of the definition of Eligible In-Transit Inventory; (ii) without limiting any other rights of Lender hereunder, while an Event of Default exists, Lender shall have the right to endorse and negotiate on behalf of, and as attorney-in-fact for, each Borrower any Bill of Lading or other document of title with respect to such Inventory to Lender or to such other Person as Lender may elect; and (iii) there shall be up to three (3) originals of each such Bill of Lading or other document of title which, unless and until Lender shall direct otherwise, shall be delivered as follows: (A) one original to such customs broker as such Borrower may specify (so long as Lender has received an Imported Goods Agreement duly executed and delivered by such Customs Broker), and (B) all other originals to Lender or to such other Person as Lender may designate for such purpose.

(f)          Borrowers shall pay in a timely manner all applicable duties, freight, charges and like fees and charges of the United States Customs Service, customs brokers, shippers, freight forwarders, carriers and warehousemen.

5.4	Administration of Equipment.

(a)           Each Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 5.4(b), and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Promptly after request therefor by Lender, Borrowers shall deliver to Lender all evidence of ownership, if any, of any of the Equipment.

(b)          No Borrower shall sell, lease or otherwise dispose of or transfer any of its Equipment or any part thereof, whether in a single transaction or a series of related transactions, without the prior written consent of Lender other than (i) a disposition of Equipment that is no longer useful in any Borrower’s business so long as the aggregate fair market value or book value (whichever is greater) of all such dispositions by all Borrowers during the Term does not exceed the amount shown in Item 13 of the Terms Schedule, no Default or Event of Default exists at the time of such disposition and all proceeds thereof are remitted to Lender for application to the Obligations and (ii) a replacement of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired within 30 days after any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not purchase money Liens, and Borrowers shall have given Lender at least 10 days prior written notice of such disposition.

(c)          The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrowers shall ensure that the Equipment shall be mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the manufacturer’s published and recommended specifications. Borrowers will not permit any of the Equipment to become affixed to any real property leased to any Borrower so that an interest arises therein under applicable law unless the landlord of such real property has executed a Lien Waiver/Access Agreement in favor of and in form acceptable to Lender, and Borrowers will not permit any of the Equipment to become an accession to any personal property that is subject to a Lien unless the Lien is a Permitted Lien.

5.5	Lakeland Brazil Cash Collateral.

(a)          On or prior to the Closing Date, Borrowers shall provide the initial Lakeland Brazil Cash Collateral to Lender, in immediately available funds, in the amount of $500,000.

(b)          Neither any Borrower nor any Subsidiary shall have the right to withdraw, receive or otherwise access any Lakeland Brazil Cash Collateral at any time; provided, however, that from time to time upon at least five Business Days’ prior written notice to Lender and so long as no Default or Event of Default exists before or after giving effect thereto, Lender shall release the Lakeland Brazil Cash Collateral to Borrowers in an amount not to exceed $250,000 per calendar quarter in order to enable Borrowers and Lakeland Brazil to make payments which are due and owing pursuant to the settlement agreement with former officers of Lakeland Brazil.

(c)          Borrowers covenant and agree that they shall provide to Lender such additional Lakeland Brazil Cash Collateral as Lender may reasonably request from time to time with respect to liabilities of or with respect to Lakeland Brazil for which any Borrower is or may be liable, in each case within five Business Days following any such request.

(d)          Nothing contained herein shall be construed to require Lender to make any payment or satisfy any liability of any Borrower, Lakeland Brazil or any other Subsidiary.

5.6	Tax Gross-Up and Indemnity.

(a)          All payments by any Borrower or any other Obligor under this Agreement or any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes unless required by law, rule, regulation or the interpretation of such law, rule or regulation, by the relevant governmental authority. If any Obligor shall be so required to deduct or withhold any such Taxes from or in respect of any amount payable to Lender under this Agreement or any other Loan Document:

(i)          the amount payable shall be increased by such additional amount as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 5.6), Lender receives a net amount equal to the full amount it would have received if no deduction or withholding had been made;

(ii)         the applicable Obligor shall make such required deductions or withholdings;

(iii)        the applicable Obligor shall pay the full amount deducted or withheld to the relevant taxation or other governmental authority in accordance with and within the time required by applicable law; and

(iv)        such Obligor shall deliver to Lender as soon as practicable after it has made such payment to the applicable authority (x) a copy of such receipt as issued by such authority evidencing the remittance of all amounts required to be deducted or withheld from the sum payable under this Agreement or the relevant Loan Document, or (y) if such a receipt is not available from such authority, notice of the payment of such amount deducted or withheld.

(b)          Without prejudice to Section 5.6(a), if Lender is required at any time (whether before or after any Obligor has discharged all of its other obligations under this Agreement or any other Loan Document) to make any payment on account of any Tax which an Obligor is required to withhold in accordance with Section 5.6(a) or for which an Obligor is otherwise required to indemnify Lender or if any liability in respect of any such payment is asserted, imposed, levied or assessed against Lender, Borrowers shall, within 30 days of written demand of Lender, promptly indemnify Lender against such payment or liability, together with interest, penalties and expenses payable or incurred in connection with such payment or liability, including, without limitation, any Tax imposed by any jurisdiction on or in relation to any amounts paid to or for the account of Lender pursuant to this Section 5.6. Lender shall notify Borrowers of the event in respect of which it believes it is entitled to make such claim and supply reasonable supporting evidence including a copy of the relevant portion of any written assessment, provided, however, that Lender shall not be required to disclose any information required to be kept confidential by regulation or contract (in which case the basis of such confidentiality, at the request and expense of Borrowers, shall be supported by an opinion of counsel of reputable standing).

(c)          If any Obligor fails to pay any Taxes required to be paid pursuant to this Section 5.6 when due to the appropriate governmental authority or fails to remit to Lender or for its own account, the required receipts or other documentary evidence required by this Section 5.6, Borrowers shall indemnify Lender, as applicable, for any incremental Taxes, interest that may become payable by Lender as a result of any such failure.

(d)          Each Borrower will indemnify Lender for the full amount of Taxes imposed by any jurisdiction and paid by Lender with respect to any amounts payable pursuant to this Section 5.6, and any liability arising from or with respect to such Taxes, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Lender makes written demand, which demand shall identify the nature and amount of Taxes for which indemnification is being sought and shall include a copy of the relevant portion of any written assessment from the relevant taxing authority demanding payment of such Taxes.

(e)          The agreements and obligations contained in this Section 5.6 shall survive the payment in full of principal, interest, fees and any other amounts payable under this Agreement or the other relevant Loan Documents and the termination of this Agreement and the other relevant Loan Documents.

SECTION 6.          CONDITIONS PRECEDENT

6.1           Initial Conditions Precedent. Lender shall not be obligated to fund any Loan or make any other extension of credit hereunder unless, on or before the Closing Date, each of the following conditions has been satisfied, in the sole opinion of Lender:

(a)          Each Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, all in form and substance satisfactory to Lender.

(b)          Borrowers shall cause to be delivered to Lender the following documents, each in form and substance satisfactory to Lender:

(i)          A copy of the Organic Documents of each Borrower and each Subsidiary;

(ii)         An incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of each Borrower and each other Person executing any Loan Documents, signed by a Senior Officer of such Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(iii)        A favorable legal opinion of each Obligor’s outside legal counsel addressed to Lender regarding such matters as Lender and its counsel may request;

(iv)        A satisfactory Borrowing Base Certificate duly completed by Borrowers, together with all supporting statements, schedules and reconciliations as required by Lender;

(v)         Evidence of insurance, satisfactory to Lender and otherwise meeting the requirements of the Loan Documents;

(vi)        Duly executed Lien Waiver/Access Agreements as required by this Agreement or any of the other Loan Documents;

(vii)       Borrowers’ financial statements for their most recently concluded Fiscal Year and their most recently concluded fiscal month and such other financial reports and information concerning Borrowers as Lender shall request; and

(viii)      All additional opinions, documents, certificates and other assurances that Lender or its counsel may reasonably require.

(c)          Lender shall have received, by virtue of UCC searches, PPSA searches and/or other Lien searches, evidence satisfactory to it that there are no existing Liens with respect to any of the Collateral other than Permitted Liens, or such estoppel letters or PPSA acknowledgments as Lender may request, in each case in form and substance satisfactory to Lender, and Lender shall have received evidence that all appropriate UCC financing statements and PPSA filings have been duly made and recorded.

(d)          Lender shall have received a final payoff letter from any Person whose outstanding Debt is to be satisfied by remittance of proceeds from the Loans hereunder, and, if applicable, a disbursement letter shall be required to direct the payment of Loan proceeds to such Person.

(e)          Lender shall have received, in form and content satisfactory to it, all appraisals of any of the Collateral that may be required by Lender and all field exams with respect to Borrowers or any of the Collateral as may be required by Lender.

(f)          Lender shall have received assurances, satisfactory to it, that no litigation is pending or threatened against any Obligor which Lender determines may have a Material Adverse Effect.

(g)          Lender shall have determined, based upon its review of a current Borrowing Base Certificate submitted to it, that after giving effect to the initial Loans and any other extensions of credit to be made by Lender to Borrowers (including Loans in an amount sufficient to satisfy any Debt that is secured by a Lien and is to be satisfied at closing) and the payment of all Fees to Lender as required by this Agreement and the reimbursement of all expenses pursuant to the Loan Documents, Borrowers will have Availability (after deducting therefrom the aggregate amount of all of each Borrower’s accounts payable that are more than 60 days past due, other than trade payables owing to Subsidiaries), plus unrestricted cash and cash equivalents of Borrowers, of not less than the amount shown in Item 14 of the Terms Schedule.

(h)          Borrowers shall have satisfied such additional conditions precedent as are set forth in Item 15 of the Terms Schedule.

6.2           Ongoing Conditions Precedent.  Lender shall not be obligated to fund any Loan or make any other extension of credit hereunder unless and until each of the following conditions is satisfied, in the sole opinion of Lender, and each request by any Borrower for an extension of credit hereunder shall be deemed to be a representation that all such conditions have been satisfied:

(a)          Lender shall have received from a Borrower a notice of borrowing and such other information (including Borrowing Base Certificates) as Lender may request in connection with the funding of any Loan or other extension of credit.

(b)          No Default or Event of Default shall exist.

(c)          All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to Lender, as updated in accordance with Section 7.20, except to the extent that such representations and warranties relate solely to a specific earlier date, in which case such representations and warranties shall continue to be true and correct as of such specific earlier date, shall be true and correct in all material respects with the same effect as though the representations and warranties have been made on and as of the date of the funding of the requested Loan or other extension of credit.

(d)          No event shall have occurred and no conditions shall exist which could reasonably be expected to have a Material Adverse Effect.

(e)          No Overadvance exists at the time of, or would result from funding, the proposed Loan or other extension of credit.

SECTION 7.          BORROWERs’ REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make Loans or otherwise extend credit as provided in any of the Loan Documents, each Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents, and, unless otherwise expressly provided herein, such representations and warranties, as updated in accordance with Section 7.20, shall be deemed made as of the date hereof and as of the date of each request for a Loan or other extension of credit (except to the extent that such representations and warranties relate solely to a specific earlier date, in which case such representations and warranties shall continue to be true and correct as of such specific earlier date):

7.1           Existence and Rights; Predecessors.  Each Borrower and each Subsidiary of each Borrower is an entity as described in the Disclosure Schedule, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and as duly qualified or licensed to transact businesses in all places where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect; has the right and power to enter into, and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of such Person, enforceable against it and accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted. Except as provided in the Disclosure Schedule, neither any Borrower nor any Subsidiary has changed its legal status or the jurisdiction in which it is organized within the 5-year period immediately preceding the date of this Agreement; and, during the 5 year period prior to the date of this Agreement, no Borrower has been a party to any merger, amalgamation, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person.

7.2           Authority.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or governmental authority or agency or any provision of the Organic Documents of such Person or any Material Agreement to which such Person is a party, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien (other than Lender’s Lien) upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its properties may be subject, bound or affected.

7.3           Litigation.  Except as set forth in the Disclosure Schedule, there are no actions or proceedings pending, or to the knowledge of any Borrower threatened, against any Obligor before any court or administrative agency, and no Borrower has any knowledge or belief of any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving any Borrower or any Obligor. Neither any Borrower nor any other Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

7.4           Financial Condition.  All financial statements and information relating to any Borrower or any Subsidiary which have been delivered by any Borrower to Lender have been prepared in accordance with GAAP, unless otherwise stated therein, and fairly and reasonably present each Borrower’s and its Subsidiaries’ financial condition. There has been no material adverse change in the financial condition of any Borrower or any Subsidiary since the date of the most recent of such financial statements submitted to Lender. No Borrower has any knowledge of any material liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and neither any Borrower nor any Subsidiary has entered into any special commitments or contracts which are not reflected in such financial statements or information which may have a materially adverse effect upon any Borrower’s financial condition, operations or business as now conducted. Each Borrower and each Subsidiary (other than Lakeland Brazil) is, and after consummating the transactions described in the Loan Documents will be, Solvent.

7.5           Taxes.  Each Borrower and each of its Subsidiaries has duly and timely filed all federal, state, provincial, territorial and other tax returns that are required to be filed, has duly, completely and correctly reported all income and all other amounts and information required to be reported and has paid (other than as disclosed in the financial statements in the Annual Report on Form 10-K filed with the SEC for the Fiscal Year ended January 31, 2013) all Taxes shown on said returns as well as all Taxes (including withholding, FICA and ad valorem Taxes) required by applicable law to be paid or shown on any assessments or notices received by it to the extent that such Taxes are not being Properly Contested; and neither any Borrower nor any Subsidiary is subject to any federal, state, provincial, territorial or local tax Liens and has not received any notice of deficiency or other official notice to pay any Taxes.

7.6           Title to Assets.  Each Borrower and its Subsidiaries have good title to their assets (including those shown or included in its financial statements and Borrowing Base Certificates) and the same are not subject to any Liens other than Permitted Liens.

7.7           Material Agreements.  Neither any Borrower nor any Subsidiary is a party to any agreement or instrument adversely affecting its business, assets, operations or condition (financial or otherwise), with the possible exception of the Settlement Agreement referred to in Section 7.21(a), nor is any such Person in default under any Material Agreement.

7.8           Intellectual Property.  Each Borrower possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the rights of others, including those described in the Disclosure Schedule.

7.9           Compliance With Laws.  Each Borrower and each of its Subsidiaries has duly complied with, and its properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all applicable laws, including all Environmental Laws, OSHA and the Fair Labor Standards Act.

7.10         Business and Collateral Locations.  Each Borrower’s chief executive office, principal place of business, office where each Borrower’s tangible business records are located and all other places of business of each Borrower (including places of business where any tangible items of Collateral are kept or maintained) are all correctly and completely described in the Disclosure Schedule; and except as otherwise described in the Disclosure Schedule, none of the Collateral is in the possession of any Person other than a Borrower and all tangible items of the Collateral are located in, on or about the business premises of a Borrower described in the Disclosure Schedule.

7.11         Accounts and Other Payment Rights.  Each Document, Instrument, Chattel Paper or other writing evidencing or relating to any Account or Payment Intangible of each Borrower (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy or similar laws relating to creditors’ rights; (b) is not subject to any reduction or discount (other than as stated in the invoice applicable thereto and disclosed to Lender), defense, setoff, claim or counterclaim of a material nature against any Borrower except as to which Borrowers have notified Lender in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrowers have notified Lender in writing; (d) arises from a bona fide sale of goods or delivery of services in the Ordinary Course of Business and in accordance with the terms and conditions of any applicable purchase, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the applicable invoice or other document pertaining thereto. Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all of the requirements of an Eligible Account as set forth in the definition of that term.

7.12         Deposit Accounts.  As of the Closing Date, neither any Borrower nor any of its Subsidiaries has any Deposit Accounts other than those listed in the Disclosure Schedule.

7.13         Brokers.  Except for Raymond James, there has been no mortgage or loan broker in connection with this loan transaction, and Borrowers agree to indemnify and hold Lender harmless from any claim of compensation payable to any mortgage or loan broker in connection with this loan transaction.

7.14         ERISA.  Except as otherwise set forth in the Disclosure Schedule, neither any Borrower nor any of its Subsidiaries has any Plan. No Plan established or maintained by any Borrower (including any Multiemployer Plan to which any Borrower contributes) which is subject to Part 3 of Subtitle B or Title I of ERISA had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA applied, and no material liability to the Pension Benefit Guaranty Corporation has been, or is expected by any Borrower to be, incurred with respect to any such Plan by any Borrower. No Borrower is required to contribute to, and no Borrower is, contributing to a Multiemployer Plan. No Borrower has any withdrawal liability to any Multiemployer Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred that has resulted or could result in liability of any Borrower; and no Borrower has any reason to believe that any other event has occurred that has resulted or could result in liability of any Borrower as set forth above.

7.15         Labor Relations.  Except as described in the Disclosure Schedule, neither any Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any Subsidiary’s employees, or, to any Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

7.16         Anti-Terrorism Laws.  Neither any Borrower nor any of its Affiliates is in violation of any Anti-Terrorism Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or is any of the following (each a “Blocked Person”): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (6) a Person who is affiliated with a Person listed above. Neither any Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

7.17         Not a Regulated Entity.  Neither any Borrower nor any Subsidiary is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” each as defined in the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable law relating to its authority to incur Debt.

7.18         No Insider Status.  No Borrower is, and no Person having “control” (as that term is defined in 12 U.S.C. §375(b)(5) or in regulations promulgated pursuant thereto) of any Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of Lender.

7.19         Capital Structure.  As of the date hereof, the Disclosure Schedule sets forth (a) the correct name of each Subsidiary, its jurisdiction or organization and the percentage of its Equity Interests owned by each Person, (b) the identity of each Person owning any of the Equity Interests of each Borrower and each Subsidiary, and (c) the number of authorized and issued Equity Interests (and treasury shares) of each Borrower and each Subsidiary. Each Borrower has good title to all of the Equity Interests it purports to own in each of its Subsidiaries, free and clear of any Lien other than Permitted Liens. Except as set forth in the Disclosure Schedule, since the date of the last audited financial statements of Borrowers, no Borrower has made, or obligated itself to make, any Distributions. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests of any Borrower or any Subsidiary. Except as specifically set forth in the Disclosure Schedule, there are no outstanding agreements or instruments binding upon the holders of any Borrower’s Equity Interests relating to the ownership of such Equity Interests.

7.20         Disclosure Schedule.  All of the representations and warranties in the Disclosure Schedule are true and correct on the date of this Agreement and will remain true after the date of this Agreement; provided that Borrowers may update the Disclosure Schedule from time to time by delivering written notice thereof to Lender so long as any changes set forth in any such update are not otherwise violative of this Agreement.

7.21         Lakeland Brazil; Lakeland Argentina.   No Borrower is directly or indirectly liable or responsible for any Debt, liabilities or other obligations of any of their Subsidiaries (including, without limitation, any liability for any value-added tax or any other taxes), other than:

(a)	with respect to Lakeland Brazil, (i) settlement obligations owing to former officers of Lakeland Brazil in the aggregate amount of $5,500,000 as of the Closing Date which are payable in quarterly installments of $250,000 each, (ii) obligations of up to 1,100,000 Brazilian Reals (approximately $550,000) owing to Miguel Bastos pursuant to a termination agreement, and (iii) a guaranty by Lakeland US in favor of Southern Mills, Inc., d/b/a TenCate Protective Fabrics (“Southern Mills”), which is a supplier of Lakeland Brazil; Borrowers represent and warrant that the amount owing pursuant to such guaranty is approximately $474,000 as of the Closing Date, and Borrowers covenant and agree in favor of Lender that the liability of Borrowers with respect to the guaranty described in clause (iii) above shall not exceed $500,000 at any time; and

(b)	with respect to Lakeland Argentina, a guaranty by Lakeland US in favor of Southern Mills, which is a supplier of Lakeland Argentina; Borrowers represent and warrant that the amount owing pursuant to such guaranty is approximately $324,000 as of the Closing Date, and Borrowers covenant and agree in favor of Lender that the liability of Borrowers with respect to the guaranty described in this clause (b) shall not exceed $400,000 at any time.

7.22         Canadian Benefit Plans.    Except as set forth on the Disclosure Schedule, neither any Borrower nor any of its Subsidiaries has at any time in the past or present established or been associated with any Canadian Pension Plans or any Canadian Benefit Plans. Neither any Borrower nor any of its Subsidiaries does, and has not ever, sponsored, administered, participated in or contributed to a retirement or pension arrangement in Canada that provides defined benefits to employees or former employees of a Borrower or any of its Subsidiaries.

SECTION 8.          AFFIRMATIVE COVENANTS

At all times prior to the Commitment Termination Date and Full Payment of all of the Obligations, each Borrower covenants that it shall, and shall cause each of its Subsidiaries to:

8.1           Notices.  Notify Lender, promptly after any Borrower’s obtaining knowledge thereof, of (i) any Default or Event of Default; (ii) the commencement of any action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor; (iii) the occurrence or existence of any default (or claimed default) by an Obligor under any agreement relating to Debt for Money Borrowed; or (iv) any other event or transaction which has or could reasonably be expected to have a Material Adverse Effect.

8.2           Rights and Facilities.  Maintain and preserve all rights (including all rights related to Intellectual Property), franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair, ordinary wear and tear excepted; conduct its business in an orderly manner without voluntary interruption; and maintain and preserve its existence.

8.3           Insurance.  In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A- or better by Best’s Ratings, a publication of A.M. Best Company, (i) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary (ii) marine cargo coverage, in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary, and (iii) business interruption insurance, in an amount approved by Lender in its reasonable discretion.

8.4           Visits and Inspections.  Permit representatives of Lender from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrowers to: visit and inspect properties of each Borrower and each of their Subsidiaries; inspect, audit and make extracts from each Borrower’s and each Subsidiary’s books and records; and discuss with each Borrower’s and each Subsidiary’s officers, employees and independent accountants each Borrower’s and each Subsidiary’s business, financial conditions, business prospects and results of operations.

8.5           Taxes; Other Charges.  File when due all federal, state, provincial, territorial and local filings, returns, and reports required to be filed in respect of Taxes and pay and discharge all Taxes and other charges the non-payment of which could result in a Lien on any Borrower’s assets prior to the date on which such Taxes or other charges, as applicable, become delinquent or any penalties attached thereto, except and to the extent only that such Taxes or other charges, as applicable, are being Properly Contested, and, if requested by Lender, shall provide proof of payment or, in the case of withholding or other employee taxes, deposit of payments required by applicable law. Each Borrower shall, and shall cause each of its Subsidiaries to, deliver to Lender copies of all of Tax returns (and amendments thereto) promptly after the filing thereof.

8.6           Financial Statements and Other Information.  (a) Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis):

(i)          as soon as available, and in any event within 90 days after the close of each Fiscal Year, unqualified audited balance sheets of each Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a consolidated and consolidating basis, certified without qualification by a firm of independent certified public accountants of recognized national standing selected by Borrowers but reasonably acceptable to Lender (except that the consolidating statements described above may be prepared internally and certified to Lender by Borrowers’ chief financial officer) and setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding Fiscal Year;

(ii)         as soon as available, and in any event within 30 days after the end of each month hereafter, including the last month of Borrowers’ Fiscal Year, unaudited balance sheets of each Borrower and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income for such month and for the portion of Borrowers’ Fiscal Year then elapsed, on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrowers and their Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes, and an unaudited statement of cash flows on a consolidated basis only provided within 45 days following the end of each fiscal quarter;

(iii)        as soon as available, and in any event no later than 60 days prior to the end of Borrowers’ 2014 Fiscal Year and 60 days prior to the end of each Fiscal Year thereafter, Borrowers’ projected balance sheet and income statement and statement of cash flows for each month of the next Fiscal Year, accompanied by a statement of assumptions and supporting schedules and information, and are commercially reasonable and in a form acceptable to Lender in its discretion; and

(iv)        promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which any Borrower files with the SEC or any governmental authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by any Borrower to the public concerning material changes to or developments in the business of any Borrower.

Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrowers shall cause to be prepared and furnished to Lender a Compliance Certificate.

(b)          Promptly after the sending or filing thereof, Borrowers shall also provide to Lender copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower’s and any of its Subsidiaries’ financial condition or results of operations.

(c)          Borrowers shall also provide to Lender not later than 20 days after each calendar month, (i) a listing of all of each Borrower’s trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, (ii) a monthly detailed trade payable aging, and (iii) a monthly detailed held checks aging, each in form acceptable to Lender.

(d)          Borrowers shall also provide to Lender promptly (and in any event within three Business Days) such other information, schedules and reports (in form and detail reasonably acceptable to Lender) as Lender may reasonably request from time to time with respect to one or more Borrowers, Lakeland Brazil, any other Subsidiary or any Collateral.

(e)          All financial information and reporting required to be provided by Borrowers to Lender, to the extent the same relates to or includes Subsidiaries, shall include, without limitation, one report for Borrowers and their Subsidiaries on a consolidated basis, and one report for Borrowers and their Subsidiaries (excluding Lakeland Brazil) on a consolidated basis.

8.7           Compliance with Laws.  Comply in all material respects with all laws relating to each Borrower, the conduct of its business and the ownership and use of its assets, including ERISA, all Environmental Laws, OSHA, the Fair Labor Standards Act and all other laws regarding the collection, payment and deposit of the Taxes, and obtain and keep in full force and effect any and all governmental and regulatory approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report any non-compliance to Lender.

8.8           Reimbursement for Lender Expenses.  Upon the demand of Lender, promptly reimburse Lender for all sums expended by Lender which constitute Lender Expenses, and Borrowers hereby authorize and approve all Loans by Lender in payment of items constituting Lender Expenses.

8.9           Financial Covenants.  Comply with all of the financial covenants set forth in Item 16 of the Terms Schedule.

8.10         After-Acquired Collateral. Promptly notify Lender in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Lender’s request, promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver/Access Agreement. If any Collateral is in the possession of a third party, at Lender’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

8.11         Real Estate Conditions. Within 60 days following the Closing Date, cause the Real Estate Conditions to be satisfied.

SECTION 9.          NEGATIVE COVENANTS

At all times prior to the Commitment Termination Date and Full Payment of the Obligations, no Borrower shall, and no Borrower shall permit any Subsidiary to:

9.1           Fundamental Changes.  Merge, amalgamate, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of any Subsidiary with another Subsidiary and except for the sale, liquidation or winding up of Lakeland Brazil on terms and conditions satisfactory to Lender in its reasonable discretion; change its name or conduct business under any fictitious name except for any fictitious name shown in the Disclosure Statement; change its federal employer identification number, organizational identification number or state of organization; relocate its chief executive office or principal place of business without having first provided at least 30 days’ prior written notice to Lender; or amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents, except for changes that do not affect in any way any Borrower’s authority to enter into and perform the Loan Documents to which it is a party, the perfection of Lender’s Liens in any of the Collateral, or any Borrower’s authority or obligation to perform and pay the Obligations; or amend, modify or otherwise change any of the terms or provisions of any Material Agreement.

9.2           Conduct of Business.  Sell, lease or otherwise dispose of any of its assets (including any Collateral) other than a Permitted Asset Disposition; suspend or otherwise discontinue all or any material part of its business operations (other than the operations of Lakeland Brazil); engage in any business other than the business engaged in by it on the Closing Date and any business or activities that are substantially similar, related or incidental thereto; create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens; make any loans, advances or other transfers of assets to any other Person, except transfers in the Ordinary Course of Business by one Subsidiary that is an Obligor to a Borrower or to another Subsidiary that is an Obligor and transfers permitted by Section 9.9; guarantee or otherwise become in any way liable for any Debt of another Person; or create, incur, assume or suffer to exist any Debt except the Obligations, Subordinated Debt existing on the Closing Date or incurred after the Closing Date on terms reasonably acceptable to Lender (it being agreed that, unless otherwise expressly permitted by the Junior Lender Subordination Agreement, the aggregate outstanding principal amount owing by Borrowers to Junior Lender shall not exceed $3,500,000, plus interest which is paid in kind or with Equity Interests of Lakeland US), accounts payable to trade creditors incurred in the Ordinary Course of Business, purchase money obligations secured by Liens that are Permitted Liens, and Debt for accrued payroll, Taxes and other operating expenses incurred in the Ordinary Course of Business so long as payment thereof is not past due and payable unless, in the case of Taxes, such Taxes are being Properly Contested.

9.3           Agreements with Account Debtors.  Grant any discount, credit or allowance to any Account Debtor or accept any return of merchandise without Lender’s consent, except, when no Event of Default exists, in the Ordinary Course of Business. Lender may, after an Event of Default, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrowers’ account with only the net amounts received by Lender in payment of such disputed Accounts, after deducting all Lender Expenses incurred or expended in connection therewith.

9.4           Distributions.  Declare or make any Distribution other than Distributions from one Borrower to another Borrower so long as each Borrower is Solvent both before and after giving effect thereto.

9.5           Subordinated Debt.  Amend or modify any provision of any instrument or agreement evidencing or securing any Subordinated Debt (other than amendments to the Junior Lender Loan Documents to the extent expressly permitted in the Junior Lender Subordination Agreement); or pay any principal of or interest on any Subordinated Debt other than in accordance with the applicable Subordination Agreement.

9.6           ERISA; Canadian Pension Plans.  Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any Plan maintained for the benefit of any Borrower’s employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers any Borrower’s employees; or establish or commence contributing to or otherwise participate in any retirement or pension arrangement that provides defined benefits; or acquire an interest in any Person if such Person sponsors, administers, participates in, or has any liability in respect of, any retirement or pension arrangement that provides defined benefits; or establish a Canadian Pension Plan or Canadian Benefit Plan or acquire an interest in any Person if such Person maintains a Canadian Pension Plan or a Canadian Benefit Plan.

9.7           Certain Tax and Accounting Matters.  File or consent to the filing of any consolidated income tax return with any Person other than another Borrower or a Subsidiary; make any significant change in accounting treatment or reporting practices, except as may be required by GAAP; or establish a fiscal year different from the Fiscal Year.

9.8           Subsidiaries.  Form or acquire any Subsidiary.

9.9           Restricted Investments.  Make or have any Restricted Investments. As used herein, the term “Restricted Investment” shall mean any acquisition of property by any Borrower or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by any Borrower or any Subsidiary of any other property, or a loan, advance, capital contribution or subscription (including any investment or other transfer of cash or other assets to any Subsidiary), except the following: (i) acquisitions of fixed assets to be used in the Ordinary Course of Business of a Borrower or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures (as defined in Item 16 of the Terms Schedule) and do not violate any financial covenant contained in this Agreement; (ii) acquisitions of Goods held for sale or lease or to be used in the manufacture of goods or the provision of services by a Borrower or any of its Subsidiaries in the Ordinary Course of Business; (iii) acquisitions of current assets arising from the sale or lease of Goods or the rendition of services in the Ordinary Course of Business by a Borrower or any Subsidiary; (iv) investments by a Borrower to the extent existing on the Closing Date and fully disclosed in the Disclosure Schedule; (v) acquisitions of marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition, and domestic certificates of deposit and time deposit having maturities of not more than 12 months from the date of acquisition, to the extent they are not subject to rights of offset in favor of any Person other than Lender; (vi) acquisitions of publicly traded bonds of Argentinian corporations in a maximum value not to exceed $300,000 at any time; and (vii) transfers of cash to Subsidiaries of Borrowers (other than Lakeland Brazil except to the extent permitted by Section 9.14) in a net amount not to exceed $1,000,000 per Fiscal Year, with no further restriction on transfers of cash among Subsidiaries other than as set forth in this Section 9.14.

9.10         Deposit Accounts.  Open or maintain any Deposit Accounts except for (a) Deposit Accounts listed in the Disclosure Schedule, (b) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables and other occasional needs of Borrowers; and (c) Deposit Accounts of Subsidiaries which are not Obligors; provided that the aggregate balance of all Deposit Accounts which are not subject to a Deposit Account Control Agreement on terms satisfactory to Lender may not at any time exceed $5,000.

9.11         Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate of an Obligor, except (a) transactions contemplated by the Loan Documents, (b) payment of reasonable compensation to officers and employees for services actually rendered, (c) payment of customary directors’ fees and indemnities, (d) transactions with Affiliates that were consummated prior to the Closing Date and fully disclosed in the Disclosure Schedule, (e) to the extent that Junior Lender constitutes an Affiliate of an Obligor, transactions contemplated by the Junior Lender Loan Documents to the extent the same are permitted by the Junior Lender Subordination Agreement, and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in comparable arm’s length transaction with a non-Affiliate.

9.12         Restrictions on Payment of Certain Debt.  In addition to the restrictions contained in Section 9.5, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Money Borrowed (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the prior written consent of Lender).

9.13         Hedging Agreements. Enter into any hedging agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.14         Lakeland Brazil. Without limiting the generality of anything contained in Section 9.1 or Section 9.9, loan, invest, distribute or otherwise transfer any money or any other assets to Lakeland Brazil; provided, however, that Borrowers may transfer to Lakeland Brazil a net amount of up to $200,000 in the aggregate per Fiscal Year through and including the Fiscal Year ending January 31, 2014.

SECTION 10.         EVENTS OF DEFAULTS; REMEDIES

10.1         Events of Default.  The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default:

(a)          Borrowers shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(b)          Any Obligor fails or neglects to perform, keep or observe, in any material respect (but without duplication of any other materiality or similar qualifier), any term, provision, condition, covenant or agreement, in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between one or more Obligors and Lender, provided that Borrowers shall have the right to cure any such failure or neglect within 15 days after any Senior Officer obtains knowledge of such failure or neglect if such failure or neglect does not consist of any Borrower’s breach of or default under Sections 2.1(c), 2.6(a), 2.7, 4.4, 4.5, 8.3, 8.4, 8.6(a)(i), 8.9, 8.11 or 9 and such failure or neglect does not constitute a separate Event of Default under this Section 10.1;

(c)          Any representation, statement, report, or certificate made or delivered by or on behalf of any Borrower or any other Obligor to Lender, including any Borrowing Base Certificate, any aged trial balance of all Accounts, or any accounts payable aging is not true and correct, in any material respect, when made or furnished;

(d)          An Insolvency Proceeding is commenced against an Obligor and is not dismissed within 30 days thereafter, or an Insolvency Proceeding is commenced by an Obligor; or an Obligor shall generally not or shall be unable to or shall admit in writing its inability to pay its debts as they become due, or, except as otherwise expressly permitted under this Agreement, an Obligor files a certificate of dissolution or like process;

(e)          Any Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or any Borrower voluntarily ceases to continue to conduct all or any material part of its business;

(f)          One or more judgments or orders for the payment of money shall be entered against any Obligor for an amount in excess of $350,000 (or the US Dollar Equivalent of such amount) in aggregate for all such judgments outstanding at any time and (i) there shall have been commenced by any creditor an enforcement proceeding upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) such judgment or order results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien;

(g)          There shall occur any default or event of default on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of its properties is bound, creating or relating to (i) any Bank Product Obligations or (ii) the Debt owing to the Junior Lender, or (iii) any other Debt (other than the Obligations) in excess of $350,000 (or the US Dollar Equivalent of such amount), if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or if demand for payment of such Debt may be made;

(h)          Any individual Guarantor dies;

(i)          Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate or dispute such Guarantor’s liability thereunder, shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Lender’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof;

(j)          A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Lender, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s or such other Obligor’s complete or partial withdrawal from such Multiemployer Plan;

(k)          There shall occur any event or condition that has, or could be reasonably expected to have, a Material Adverse Effect;

(l)          Any Obligor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof;

(m)          any Obligor shall cease to be solvent;

(n)          Christopher J. Ryan shall cease to be President and Chief Executive Officer of any Borrower or Gary Pokrassa shall cease to be Chief Financial Officer of any Borrower, and, in either such case, a suitable replacement officer with similar or greater experience, expertise and knowledge shall not be hired by such Borrower within 180 days thereafter; or

(o)          A Change of Control shall occur.

10.2         Remedies.  Upon and during the continuance of an Event of Default, and in addition to any automatic termination of the Commitments pursuant to Section 3.2, Lender may, at its election, without notice of its election and without notice to or demand upon any Obligor, do any one or more of the following:

(a)          Declare all Obligations, whether arising pursuant to this Agreement or otherwise, to be due, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives) forthwith due and payable, and Borrowers shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b)          Cease advancing money or otherwise extending credit to or for the benefit of each Borrower under this Agreement or under any other agreement between one or more Borrowers and Lender;

(c)          Terminate the Commitments, but without affecting Lender’s rights and security interest in the Collateral and without affecting the Obligations owing by any Borrower to Lender;

(d)          Notify Account Debtors of each Borrower that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to the Loan Account;

(e)          Take immediate possession of any of the Collateral, wherever located; require Borrowers to assemble the Collateral, at Borrowers’ expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties; and enter any premises where any of the Collateral should be located and keep and store the Collateral on said premises until sold (and if said premises are the property of any Borrower or any Affiliate of any Borrower, then Borrowers agree not to charge or permit such Affiliate to charge Lender for storage thereof);

(f)          Sell or otherwise dispose of all or any part of the Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sales, with such notice as may be required by applicable law, in lots or in bulk, for cash or on credit, all as Lender in its discretion may deem advisable; and Borrowers agree that any requirement of notice to Borrowers or any other Obligor of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice;

(g)          Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of each Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver, each Borrower hereby waiving any requirement under applicable law that Lender post a bond in connection with the appointment of any such receiver;

(h)          Set off the Lakeland Brazil Cash Collateral Account and any other Deposit Account maintained by any Borrower over which Lender has control and apply the balances therein to the payment of the Obligations, apply any other cash collateral to the Obligations and draw on any letter of credit in favor of Lender which secures any of the Obligations;

(i)          Conduct all appraisals, field examinations and other assessments of the Collateral as deemed necessary by Lender; engage or require Borrowers to engage one or more financial consultants or workout professionals as approved by Lender in advance; take such additional collateral as security for the Obligations as required by Lender and do all such other acts and things deemed necessary by Lender to preserve its collateral security position hereunder; and

(j)          Exercise all other rights and remedies available to Lender under any of the Loan Documents or applicable law (including, without limitation, all rights and remedies of a secured party under the UCC and under the PPSA).

In connection with the remedies described herein and in the other Loan Documents, Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of each Borrower’s Intellectual Property and all each Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit. The proceeds realized from any sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Lender Expenses and then to the remainder of the Obligations in such order of application as Lender may elect in its discretion, with Borrowers and each of the other Obligors remaining liable for any deficiency.

10.3         Cumulative Rights; No Waiver.  All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Borrowers in this Agreement or any of the other Loan Documents shall be deemed cumulative, and Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion. No waiver or course of dealing shall be established by the failure or delay of Lender to require strict performance by Borrowers with any term of the Loan Documents, or to exercise any rights or remedies with respect to the Collateral or otherwise.

SECTION 11.         GENERAL PROVISIONS

11.1	Notices and Communications.

(a)          Except as otherwise provided in Section 2.1, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party in Item 17 of the Terms Schedule or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Lender and Borrowers in accordance with the provisions of this Section.

(b)          Except as otherwise provided in this Section, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents. Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 2.1, 3.2 or 8.1 shall be effective until after actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

(c)          Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 8.6, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

11.2	Performance of Borrowers’ Obligations; Sharing of Information; Publicity.

(a)          If any Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Lender may, in its discretion at any time or from time to time, for Borrowers’ account and at Borrowers’ expense, pay any amount or do any act required of any Borrower hereunder or under any of the other Loan Documents or otherwise lawfully requested by Lender to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Lender’s Liens in any of the Collateral, including the payment of any judgment against any Borrower, any insurance premium, any Bank Product Obligations, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien). All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Lender’s Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrowers on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Lender’s right to proceed thereafter as provided herein or in any of the other Loan Documents.

(b)          Each Borrower hereby authorizes Lender to use the names “Lakeland Industries” and “Lakeland Protective Wear” together with variants of such names and related logotypes and the amount of the transaction in advertising that promotes Lender and the business transaction between Borrowers and Lender. Lender will submit to Borrowers any type of written or pictorial advertisement for Borrowers’ approval before Lender releases to the general public. Neither Lender nor any of its subsidiaries, Affiliates, officers, employees and advertising agents shall have any liability to any Borrower arising out of or related to the reasonable exercise of the rights hereby granted to Lender.

11.3         Effectiveness, Successors and Assigns.  This Agreement shall be binding and deemed effective when executed by Borrowers and accepted by Lender in the State of Georgia, and when so accepted, shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Borrower may assign this Agreement or any rights hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Lender shall release any Borrower from its Obligations to Lender. Lender may assign this Agreement and its rights and duties hereunder. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits hereunder.

11.4         General Indemnity.  Borrowers hereby jointly and severally agree to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from and against any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Loan Documents (including any transactions entered into pursuant to any of the Loan Documents, Lender’s Liens upon the Collateral, or the performance by Lender of Lender’s duties or the exercise of any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents), or (ii) results from any Borrower’s failure to observe, perform or discharge any of such Borrower’s covenants or duties hereunder. Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents or any financing statement or other perfection document relating thereto, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrowers shall pay (or shall promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith. The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as a direct and proximate result of its own gross negligence or willful misconduct.

11.5         Section Headings; Interpretation.  Section headings and section numbers have been set forth herein for convenience only. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrowers, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

11.6         Indulgences Not Waivers.  Lender’s failure at any time or times to require strict performance by any Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Lender thereafter to demand strict compliance and to performance with such provision.

11.7         Severability; Survival.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the obligations of Obligors with respect to each indemnity given by it in any of the Loan Documents in favor of each Indemnitee shall survive the termination of the Commitments and the Full Payment of the Obligations.

11.8         Modification; Entire Agreement.  This Agreement cannot be changed or terminated orally. This Agreement and the other Loan Documents represent the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and inducements regarding the same subject matter.

11.9         Counterparts; Facsimile Signatures.  This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Counterparts of each of the Loan Documents may be delivered by facsimile or electronic mail and the effectiveness of each such Loan Document and signatures thereon shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties thereto.

11.10         Governing Law.  This Agreement shall be deemed to have been made in the State of Georgia, and shall be governed by and construed in accordance with the internal laws (without regard to conflict of law provisions) of the State of Georgia.

11.11         Consent to Forum.  Each Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia or the Northern District of Alabama or any state or superior court sitting in Cobb County, Georgia or Jefferson County, Alabama, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Nothing herein shall limit the right of Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Any judicial proceeding commenced by any Borrower against Lender or any holder of any of the Obligations, or any Affiliate of Lender or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Northern District of Georgia or the Northern District of Alabama or any state or superior court sitting in Cobb County, Georgia or Jefferson County, Alabama. Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

11.12         Waiver of Certain Rights.  To the fullest extent permitted by applicable law, each Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (a) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (b) presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (c) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Lender to exercise any of Lender’s self-help or judicial remedies to obtain possession of any of the Collateral; (d) the benefit of all valuation, appraisement and exemption law; (e) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Lender or the use of any proceeds of any Loans; (f) notice of acceptance of this Agreement by Lender; and (g) the right to assert any confidential relationship that it may have under applicable law with any accounting firm and/or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement (and each Borrower agrees that Lender may contact directly any such accounting firm and/or service bureau in order to obtain any such information).

11.13         USA PATRIOT Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

11.14         Credit Inquiries. Borrowers hereby authorize and permit Lender, at its discretion and without any obligation to do so, to respond to credit inquiries from third parties concerning each Borrower or any of their Subsidiaries.

11.15         Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any governmental authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, to be effective on the date first set forth above.

BORROWERS:

LAKELAND INDUSTRIES, INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	President and Chief Executive Officer

[SEAL]

LAKELAND PROTECTIVE WEAR INC.

By:	/s/ Christopher J. Ryan
Name:	Christopher J. Ryan
Title:	Assistant Secretary

[SEAL]

Accepted in Atlanta, Georgia:
LENDER:

ALOSTAR BANK OF COMMERCE

By:	/s/ Carlos E. Chang
Name:	Carlos E. Chang
Title:	Vice President

TERMS SCHEDULE

This TERMS SCHEDULE (“Terms Schedule”) is made a part of and incorporated into that certain Loan and Security Agreement among ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (together with successors and assigns, “Lender”), LAKELAND INDUSTRIES, INC., a Delaware corporation (“Lakeland US”), and LAKELAND PROTECTIVE WEAR INC., a Canadian corporation (“Lakeland Canada”; Lakeland US and Lakeland Canada are sometimes referred to herein individually as a “Borrower” and collectively as “Borrowers”), dated June 28, 2013 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the “Loan Agreement”).

1.	Accounts Percentage: 85%

2.	Authorized Officers:

In addition to the Senior Officers, each of the following persons (if none, so state):

Teri W. Hunt, Vice President of Finance of Lakeland US

3.	Additional Specified Availability Reserves (if none, so state):

None.

4.	Early Termination Fee; Applicable Termination Percentage:

Upon the effective date of termination of the Commitments (whether such termination is effected by any Borrower or Lender or automatically as the result of the commencement of an Insolvency Proceeding by or against any Borrower), Borrowers shall be obligated to pay, in addition to all of the other Obligations then outstanding, an amount equal to the product obtained by multiplying the Maximum Revolver Facility Amount by the applicable percentage set forth below:

(a)	3.00% if the effective date of termination occurs during the first 365-day period after the Closing Date;

(b)	2.00% if the effective date of termination occurs during the second 365-day period after the Closing Date; or

(c)	1.00% if the effective date of termination occurs during the third 365-day period after the Closing Date.

5.	Guarantors:

Laidlaw, Adams & Peck, Inc.

6.	Inventory Formula Amount:

(a)	Inventory Advance Rate: the lesser of (i) 60% of the Value of Eligible Inventory and (ii) 85% of the NOLV (based on the most recent Qualified Appraisal obtained by Lender in its discretion) of Eligible Inventory.

(b)	In-transit Inventory Sublimit: $1,000,000

(c)	In-transit Inventory Advance Rate: the lesser of (i) 50% of the Value of Eligible In-Transit Inventory and (ii) 85% of the NOLV (based on the most recent Qualified Appraisal obtained by Lender in its discretion) of Eligible In-Transit Inventory.

7.	Maximum Revolver Facility Amount: $15,000,000

8.	Interest Rates (§2.3):

(a)	The Applicable Variable Rate shall be the Daily LIBOR Rate in effect from time to time.

“Daily LIBOR Rate” means, on any day, the LIBOR Rate as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day. If The Wall Street Journal for any reason ceases to publish a LIBOR Rate, then the Daily LIBOR Rate shall be as published from time to time and any other publication or reference source designated by Lender in its reasonable discretion. The Daily LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

(b)	Interest margin for Revolver Loans: 5.25%.

(c)	Minimum interest rate floor for Revolver Loans (after giving effect to the applicable margin set forth above, but prior to giving effect to the Default Margin set forth below, when applicable): 6.25%.

(d)	Default margin: 2.00%.

(e)	Applicable Variable Rate Disclosure: 0.195050%.

(f)	Interest Rate Disclosure (Governing Rate): 6.25%.

9.	Fees and Expenses (§2.4):

(a)	Fees: Borrowers shall pay to Lender the following fees: (i) a closing and origination fee in the amount of $225,000 to be paid concurrently with the funding of the initial Revolver Loan; (ii) an unused line fee in the amount of 0.50% per annum of the amount by which the average loan balance for any month (or portion thereof that the Agreement is in effect) is less than the Maximum Revolver Facility Amount, such fee to be paid on the first day of the following month, but if the Commitments are terminated on a day other than the first day of the month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination; (iii) a monthly, non-refundable collateral monitoring fee in the amount of $3,000 per month, which shall be paid on the first day of each month and on the Commitment Termination Date, in arrears, beginning July 1, 2013; and (iv) the Early Termination Fee, to the extent required to be paid pursuant to Item 4 of this Terms Schedule.

(b)	Expenses: Borrowers shall reimburse Lender for all reasonable costs and expenses incurred by Lender (including standard fees charged by Lender’s internal field examiners) in connection with (i) examinations and reviews of Borrowers’ Books and such other matters pertaining to any Borrower or any Collateral as Lender shall deem appropriate and shall pay to Lender the then standard amount charged by Lender per analyst per day ($900 per analyst per day as of the Closing Date) for each day that an employee or agent of Lender shall be engaged in an examination or review of any of Borrowers’ Books, plus reasonable expenses; provided, however, that Borrowers shall not be required to pay for more than three field examinations per calendar year (it being agreed that any field examination conducted while a Default or Event of Default exists shall not count against such three-per-year limitation); (ii) appraisals of any Collateral; provided, however, that Borrowers shall not be required to pay for more than one appraisal per calendar year (it being agreed that any appraisal conducted while a Default or Event of Default exists shall not count against such one-per-year limitation); (iii) reasonable legal fees and expenses incurred by Lender in connection with the preparation and negotiation of the Loan Documents; (iv) the establishment of electronic collateral reporting systems performed by employees or agents of Lender; and (v) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third parties to perform financial audits of Borrowers, establish electronic collateral reporting of Borrowers, appraise the Collateral or to assess Borrowers’ business valuation.

10.	Borrowing Base Reporting Period (§2.6):

Each week, or more or less frequently as Lender shall request in its reasonable credit judgment (it being agreed that Borrowers shall not be required to update the Inventory portion of the Borrowing Base more frequently than once each calendar month).

11.	Collection Days (§2.7):

Two Business Days

12.	Term (§3.1):

June 28, 2016.

13.	Equipment Dispositions (§5.4(b)):

$200,000

14.	Opening Availability (§6.1(g)):

$2,000,000

15.	Other Conditions Precedent (§6.1(h)):

(a)	Lender shall have received a Deposit Account Control Agreement for each of the following Deposit Accounts of Borrowers: the Deposit Accounts maintained by Borrowers with TD Bank that are listed on the Disclosure Schedule.

(b)	Lender shall have entered into a Lockbox Agreement in respect of a lockbox related to the Collections Account.

(c)	Lender shall have received at least $750,000 in immediately available funds as the initial Lakeland Brazil Cash Collateral.

(d)	Borrowers shall have received cash proceeds (before giving effect to reductions for fees and expenses) of at least $3,500,000 from Junior Lender pursuant to the Junior Lender Loan Documents; the Junior Lender Loan Documents shall be in form and substance satisfactory to Lender and Lender shall have received a true, correct and complete copy thereof, certified as such by a Senior Officer; and Lender shall have received the Junior Lender Subordination Agreement in form and substance satisfactory to Lender, duly executed by Borrowers and Junior Lender.

16.	Financial Covenants (§8.9):

Borrowers covenant that, from the Closing Date until the Commitment Termination Date and Full Payment of the Obligations, Borrowers and each Subsidiary shall comply with the following financial covenants. For the avoidance of doubt, the calculations for the financial covenants set forth below shall be based on the financial results and performance of Borrowers and their Subsidiaries, but shall exclude the financial results and performance of Lakeland Brazil.

(a)	Fixed Charge Coverage Ratio. At the end of each fiscal quarter of Borrowers, commencing with the fiscal quarter ending July 31, 2013, Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the twelve-month period then ending.

(b)	Minimum Monthly EBITDA. Borrowers shall achieve EBITDA of not less than the applicable amount set forth below for the applicable period set forth below:

Period:	Minimum EBITDA

Two-fiscal-quarter period ending July 31, 2013	$2,100,000

Three-fiscal-quarter period ending October 31, 2013	$3,150,000

Four-fiscal-quarter period ending January 31, 2014, and each fiscal quarter thereafter, for the four-fiscal-quarter period then ending	$4,100,000

(c)	Capital Expenditures. Borrowers shall not during any Fiscal Year make Capital Expenditures in an amount exceeding $1,000,000 in the aggregate.

As used in this Item 16 of the Terms Schedule, the following terms shall have the following means ascribed to them.

“Capital Expenditures” means all liabilities incurred or expenditures made by any Borrower or any Subsidiary (other than Lakeland Brazil) for the acquisition of fixed assets, or any improvements, substitutions or additions thereto with a useful life of more than one year.

“EBITDA” means, for any period, determined on a consolidated basis for Borrowers and their Subsidiaries (but excluding Lakeland Brazil), net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, any extraordinary gains, other non-cash charges, and, to the extent expressly approved in writing by Lender, other one-time charges (in each case, to the extent included in determining net income).

“Fixed Charge Coverage Ratio” means, for any period, in each case determined with respect to Borrowers and their Subsidiaries (other than Lakeland Brazil), the quotient obtained by dividing (a) the difference between (i) EBITDA for such period, minus (ii) the sum of (A) all unfinanced Capital Expenditures made in such period, and (B) any Distributions paid in such period, and (C) cash Taxes paid in such period (without benefit of any refund), divided by (b) the sum of (i) the current portion of scheduled principal amortization on Debt for Money Borrowed plus (ii) cash interest payments paid in such period.

17.	Notices (§11.1):

If to one or more Borrowers:

Lakeland Industries, Inc.

701 Koehler Avenue, Suite 7

Ronkonkoma, New York 11779

Attention: Gary Pokrassa

Facsimile: (631) 981-9751

with a courtesy copy to (which shall not be deemed notice):

Moomjian, Waite & Coleman, LLP

100 Jericho Quadrangle - Suite 208

Jericho, New York 11753

Attention: Gary T. Moomjian

Facsimile: (516) 937-5050

If to Lender:

AloStar Bank of Commerce

3630 Peachtree Road, N.E., Suite 1050

Atlanta, GA 30326

Attention: Portfolio Manager (Lakeland Industries)

Facsimile: (404) 365-7112

with courtesy copies to (which shall not be deemed notice):

Greenberg Traurig, LLP

Terminus 200

3333 Piedmont Road, NE, Suite 2500

Atlanta, Georgia 30305

Attention: Stephen D. Palmer

Facsimile: (678) 553-2261

[Remainder of page intentionally left blank]

The undersigned have executed this Terms Schedule under seal on and as of the date of the Loan Agreement.

BORROWERS:

LAKELAND INDUSTRIES, INC.

By:	/s/ Gary Pokrassa
Name:	Gary Pokrassa
Title:	Chief Financial Officer

[SEAL]

LAKELAND PROTECTIVE WEAR INC.

By:	/s/ Gary Pokrassa
Name:	Gary Pokrassa
Title:	Chief Financial Officer

[SEAL]

Accepted in Atlanta, Georgia:

LENDER:

ALOSTAR BANK OF COMMERCE

By:	/s/ Carlos E. Chang
Name:	Carlos E. Chang
Title:	Vice President